SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

CHESAPEAKE FINANCIAL SHARES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies: 73,299

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):    $27.00, which is the per share price to be paid in the transaction subject to this Schedule 14A filing.

(4)	Proposed maximum aggregate value of transaction: $1,979,073 + fees of $150,000 for a total of $2,129,073.

(5)	Total fee paid: $182

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: $0

(2)	Form, Schedule or Registration Statement No.: Schedule 14A

(3)	Filing Party: Chesapeake Financial Shares, Inc.

(4)	Date Filed: October 17, 2002

[Chesapeake letterhead]

                    , 2002

Dear Fellow Shareholders:

You are cordially invited to attend the special meeting of shareholders of Chesapeake Financial Shares, Inc. on                 , 2002 at 4:00 p.m. The meeting will be held at the Chesapeake Bank Operations Center, 35 School Street, Kilmarnock, Virginia.

At this important meeting, you will be asked to vote on a proposed transaction that, if approved, will result in termination of the registration of Chesapeake’s common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. Commonly referred to as a “going private” transaction, the proposed transaction will reduce the number of shareholders of record to fewer than 300, as required for the deregistration of our common stock under the federal securities laws. The reduction in the number of shareholders will be accomplished by the merger of a newly-formed subsidiary of Chesapeake with and into Chesapeake on the terms set forth in the merger agreement, a copy of which is attached as Annex A to this proxy statement.

Under the terms of the merger, each share of Chesapeake common stock owned of record on the effective date of the merger:

•	by a shareholder of fewer than 500 shares will be converted into the right to receive from Chesapeake $27.00 in cash per share, and

•	by a shareholder of 500 or more shares will remain as outstanding shares of Chesapeake common stock after the merger.

Because Chesapeake has a large number of shareholders who own less than 500 shares, we expect that the number of shareholders of record will be reduced from approximately 461 to approximately 235, while the number of outstanding shares will decrease by only 5.7%—a reduction of approximately 73,300 shares from the current 1,284,198 outstanding shares.

After careful consideration, the Board of Directors concluded that the costs associated with being a “public” company is not justified by the benefits in view of our stock’s limited trading activity and consistently undervalued stock price based on our peer group comparisons. Accordingly, your Board of Directors believes the merger is in the best interests of Chesapeake and its shareholders and unanimously recommends that you vote “FOR” the proposal.

Consummation of the transaction is subject to certain conditions, including the affirmative vote of at least a majority of the shares of Chesapeake common stock entitled to vote at the special meeting. It is anticipated that the transaction will become effective before the end of this year. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote, it will have the same effect as voting against the merger.

We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

Sincerely yours,

DOUGLAS D. MONROE, JR.
Chairman and Chief Executive Officer

CHESAPEAKE FINANCIAL SHARES, INC.
97 North Main Street
Kilmarnock, Virginia 22482

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD                         , 2002

Chesapeake Financial Shares, Inc., a Virginia corporation (“Chesapeake”), will hold a special meeting of shareholders on                          , 2002 at 4:00 p.m., Eastern time, at the Chesapeake Bank Operations Center, 35 School Street, Kilmarnock, Virginia for the following purposes:

•
To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 30, 2002, between Chesapeake and Chesapeake Merger Corp., a Virginia corporation and wholly-owned subsidiary of Chesapeake (the “merger subsidiary”), providing for the merger of the merger subsidiary with and into Chesapeake (the “merger”). As a result of the merger, (a) each share of Chesapeake common stock held by a shareholder owning fewer than 500 shares at the effective date of the merger will be converted into the right to receive from Chesapeake $27.00 in cash, without interest, per share, and (b) each share of common stock held by a shareholder owning 500 or more shares will continue to represent one share of Chesapeake common stock after the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement; and

•	To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

We have fixed the close of business on September 15, 2002 as the record date for determining those shareholders entitled to notice of and to vote at the special meeting. If your shares are held in the name of a broker, trust or other nominee, you will need a proxy or letter from the broker, trustee or nominee in order to vote personally at the meeting.

The board of directors of Chesapeake has carefully considered the terms of the merger agreement and believes that the merger is fair to, and in the best interests of, Chesapeake and its shareholders. The board of directors has unanimously approved the merger agreement and unanimously recommends that you vote FOR the approval of the merger agreement.

Each shareholder entitled to vote at the meeting has the right to dissent from the merger and seek an appraisal of the fair market value of his or her shares, provided the proper procedures of Article 15 of Title 13.1 of the Virginia Stock Corporation Act are followed. A copy of Article 15 is attached as Annex C to the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

John H. Hunt, II Secretary

                         , 2002

Whether or not you plan to attend the special meeting, please complete, date, sign, and return the enclosed proxy card in the enclosed envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROXY STATEMENT
FOR THE SPECIAL MEETING OF THE
SHAREHOLDERS OF
CHESAPEAKE FINANCIAL SHARES, INC.

The board of directors of Chesapeake provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of August 30, 2002, by and between Chesapeake and Chesapeake Merger Corp., a newly-formed subsidiary of Chesapeake organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, Chesapeake Merger Corp, will merge with and into Chesapeake, with Chesapeake continuing as the surviving corporation after the merger. If Chesapeake’s shareholders approve the merger agreement, each shareholder (other than shareholders who properly exercise their dissenters’ rights):

•	holding fewer than 500 shares of Chesapeake common stock at the time of the merger will receive $27.00 cash, without interest, per share from Chesapeake; or

•	holding 500 or more shares at the time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Chesapeake.

After the merger, Chesapeake anticipates it will have approximately 235 shareholders of record. As a result, Chesapeake will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, Chesapeake’s common stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the merger will only occur in the “pink sheets” or in privately negotiated transactions.

The merger cannot occur unless the holders of more than a majority of the issued and outstanding shares of Chesapeake common stock approve the merger agreement. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:

                         , 2002 at 4:00 p.m.
Chesapeake Bank Operations Center
35 School Street
Kilmarnock, Virginia 22482

This document provides you with detailed information about the proposed merger. Please see “Where You Can Find More Information” on page              for additional information about Chesapeake on file with the Securities and Exchange Commission.

This proxy statement and proxy cared are being mailed to shareholders of Chesapeake beginning about                          , 2002.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this proposed transaction, passed upon the merits or fairness of this transaction, or determined that the proxy statement is truthful or complete. It is illegal for any person to tell you otherwise.

SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers” section that follows, highlight selected information from the proxy statement about the proposed merger. This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the merger, you should carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

As used in this proxy statement, “Chesapeake,” “we,” “our,” “ours” and “us” refer to Chesapeake Financial Shares, Inc. and all of its subsidiaries, the “merger subsidiary” refers to Chesapeake Merger Corp., and the “merger agreement” refers to the Agreement and Plan of Merger, dated as of August 30, 2002, between Chesapeake and the merger subsidiary.

The Merger Agreement (Page     )

On August 30, 2002, we signed the merger agreement that provides for the merger of the merger subsidiary, a newly-formed subsidiary of Chesapeake, with and into Chesapeake. Chesapeake will continue as the surviving corporation in the merger. Under the terms of the merger agreement, if the merger is completed:

•	Chesapeake shareholders holding fewer than 500 shares of Chesapeake common stock at the effective date of the merger will receive a cash payment from Chesapeake of $27.00 per share, without interest.

•	Chesapeake shareholders holding 500 or more shares at the effective date of the merger will continue to hold the same number of shares of Chesapeake common stock and will not receive any cash payment.

•	the officers and directors of Chesapeake at the effective date of the merger will continue to serve as the officers and directors of Chesapeake immediately after the merger.

•	outstanding options held by our employees to acquire Chesapeake common stock will continue to be outstanding under their existing terms and conditions.

The merger agreement has specific provisions regarding the treatment of shares held in street name. For a description of these provisions, as well as the terms of the merger agreement generally, please see “The Merger Agreement—Conversion of Shares in the Merger” on page          of this proxy statement.

The Parties (Page     )

•	Chesapeake is a Virginia corporation and registered financial holding company under the Bank Holding Company Act of 1956.

•
The merger subsidiary is a recently-formed Virginia corporation organized as a wholly-owned subsidiary of Chesapeake for the sole purpose of facilitating the merger. Its existence will cease upon consummation of the merger.

•	The principal executive offices of both Chesapeake and the merger subsidiary are located at 97 North Main Street, Kilmarnock, Virginia 22482.

•	The telephone number for both Chesapeake and the merger subsidiary is (804) 435-1181.

Vote Required; Record Date (Page     )

Approval of the merger agreement requires the approval of the holders of at least a majority of the outstanding shares of Chesapeake common stock entitled to vote on the proposed merger at the special meeting. As of the close of business on September 15, 2002, there were 1,284,198 shares of our common stock entitled to notice of and to vote at the special meeting.

Reasons for the Merger (Page     )

The board of directors of Chesapeake has determined that, for the reasons discussed in detail in the proxy statement, the merger is in the best interests of Chesapeake and its shareholders. Chesapeake believes the merger would:

•
relieve Chesapeake of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the “Exchange Act”), by deregistering its common stock under the Exchange Act;

•	eliminate the expense and burden of dealing with Chesapeake’s high number of shareholders holding small positions in Chesapeake’s stock;

•
afford shareholders who own less than 500 shares of Chesapeake at the time of the merger the opportunity to receive cash for their shares at a price that represents a premium of 20.7% and 18.1% over the average 30 and 60 trading closing price before the public announcement of the proposed merger and without having to pay brokerage commissions; and

•	increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

Recommendation of the Board of Directors (Page     )

The board of directors of Chesapeake believes that the merger agreement is fair to and in the best interests of Chesapeake and its shareholders, including both affiliated and unaffiliated shareholders, and unanimously recommends that shareholders of Chesapeake vote “FOR” the approval of the merger agreement. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Chesapeake, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. Chesapeake’s directors and executive officers have indicated that they will vote all of their shares of Chesapeake stock in favor of the merger agreement. As of September 15, 2002, the directors and executive officers of Chesapeake beneficially owned a total of 504,164 shares of Chesapeake stock, or approximately 39.3% of the total shares entitled to vote at the special meeting. See “The Parties—Beneficial Ownership of Securities of Chesapeake.” No other shareholders have disclosed to Chesapeake how they intend to vote on this matter.

Background of the Merger Proposal (Page     )

Please see “Special Factors—Background of the Merger” on page      for a discussion of the events leading up to the signing of the merger agreement.

Effects of the Merger (Page     )

As a result of the merger, we anticipate that:

•
the registration of Chesapeake common stock under the Exchange Act will be terminated, and Chesapeake will no longer be a public company subject to the reporting and other requirements of the Exchange Act;

•
Chesapeake common stock will no longer be traded on the OTC Bulletin Board and price quotations for our common stock will no longer be available—any trading in our common stock after the merger will only occur in the “pink sheets” or in privately negotiated transactions;

•
shareholders who own fewer than 500 shares at the effective date of the merger will no longer have an interest in or be a shareholder of Chesapeake and will not be able to participate in Chesapeake’s future earnings and growth, if any, unless they subsequently acquire shares of our common stock;

•
the number of our shareholders of record will be reduced from approximately 461 to approximately 235, and the number of outstanding shares of Chesapeake common stock will decrease by approximately 5.7% from 1,284,198 to approximately 1,211,000;

•	the percentage of ownership of Chesapeake common stock beneficially owned by the current executive officers and directors of Chesapeake as a group will increase from 40.9% to approximately 43.3%;

•
aggregate shareholders’ equity of Chesapeake as of June 30, 2002, will be reduced from approximately $22,454,000 on a historical basis to approximately $20,325,000 on a pro forma basis, but Chesapeake will continue to be a “well capitalized” institution under the applicable bank capital guidelines;

•	the book value per share of common stock as of June 30, 2002, will be reduced from $17.48 per share on a historical basis to approximately $16.79 per share on a pro forma basis;

•	Chesapeake’s capital will be reduced, including a decrease in Chesapeake’s Tier 1 capital as of June 30, 2002, from $21,426,000 on a historical basis to $19,297,000 on a pro forma basis;

•
net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.12 on a historical basis to $2.20 on a pro forma basis ($2.07 to $2.14 on a fully-diluted basis); and

•
net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.14 on a historical basis to $1.18 on a pro forma basis ($1.12 to $1.16 on a fully-diluted basis).

Fairness Opinion of Financial Advisor (Page     )

Scott & Stringfellow, Inc., financial advisor to Chesapeake, has delivered to the board of directors of Chesapeake its written opinion, dated August 30, 2002, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinion, the cash consideration to be paid in the merger is fair, from a financial point of view, to our shareholders, including shareholders who will receive cash in the merger as well as those who will remain shareholders after the merger. The full text of the written opinion of Scott & Stringfellow, Inc., which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. You should read the opinion carefully in its entirety, along with the discussion under “Special Factors—Opinion of the Financial Advisor.”

The opinion of Scott & Stringfellow, Inc. is directed to the Chesapeake board of directors, addresses only the fairness to holders of Chesapeake common stock from a financial point of view of the cash consideration to be paid in the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting.

Conditions to the Completion of the Merger (Page     )

The completion of the merger depends upon the satisfaction of a number of conditions, including:

•	approval of the merger agreement by the holders of at least a majority of our outstanding shares;

•	the aggregate cost of the shares converted into cash in the merger and dissenting shares does not exceed $3.2 million;

•	our receipt of adequate financing for the merger; and

•	no litigation is pending regarding the merger.

Termination of Merger Agreement (Page     )

We may terminate the merger agreement at any time before the closing of the transaction.

U.S. Federal Income Tax Consequences (Page     )

The receipt of cash in the merger will be taxable for Federal income tax purposes.

Tax matters are very complicated, and the tax consequences to you of the merger will depend on your own situation. To review the material tax consequences in greater detail, please read the discussion under “Special Factors—U.S. Federal Income Tax Consequences.”

Dissenters’ Rights (Page     )

Under Virginia law, you are entitled to dissent from the merger and to receive the “fair value” of your shares, regardless of the number of shares you own. To exercise your dissenters’ rights, you must comply with all procedural requirements of Virginia law. A description of the relevant sections of Virginia law is provided in “Special Factors—Dissenters’ Rights” on page     , and the full text of the sections is attached as Annex C to this proxy statement. Failure to take any steps required by Virginia law may result in a termination or waiver of your dissenters’ rights.

Sources of Funds; Financing of the Merger (Page     )

We estimate that the total funds required to the consideration to shareholders entitled to receive cash for their Chesapeake shares and to pay fees and expenses relating to the merger will be approximately $2,130,000. The consideration to shareholders will be paid from a credit facility Chesapeake expects to obtain from SunTrust Bank and available working capital will be used to pay fees and expenses. Our receipt of adequate financing is a condition to consummation of the merger. We do not intend to resolicit proxies with respect to the merger agreement if SunTrust Bank does not provide the financing described above on the terms outlined in this proxy statement. For a description of the proposed terms of the financing, please read the discussion under “Special Factors—Financing the Merger.”

Potential Conflicts of Interest of Executive Officers and Directors (Page     )

The executive officers and directors of Chesapeake may have interests in the transaction that are different from your interests as a shareholder, or relationships that may present conflicts of interest, including the following:

•	Each member of the board of directors and each executive officer holds of record 500 or more shares of Chesapeake common stock and will retain their shares in the merger; and

•
As a result of the merger, the shareholders who own of record on September 15, 2002, 500 or more shares, such as our directors and some executive officers, will increase their percentage ownership interest in Chesapeake as a result of the purchase by Chesapeake of the shares owned by the holders of less than 500 shares. For example, assuming the merger is approved, the ownership percentage of the directors and executive officers will increase from 40.9% to approximately 43.3% as a result of the reduction of the number of shares of the common stock outstanding by approximately 73,300 shares.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE MERGER

About the Special Meeting and Voting Procedures

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We began sending this proxy statement, notice of special meeting and the enclosed proxy card on or about                          , 2002 to all shareholders entitled to notice of and to vote at the special meeting. The record date for shareholders entitled to vote is September 15, 2002. On that date, there were 1,284,198 shares of our common stock outstanding. Shareholders are entitled to the one vote for each share of common stock held as of the record date.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held at the Chesapeake Bank Operations Center at 35 School Street, Kilmarnock, Virginia at 4:00 p.m., Eastern time, on , 2002.

Q:	What am I being asked to vote on?

A:
You are being asked to vote on the approval of the merger agreement between Chesapeake and the merger subsidiary, pursuant to which merger subsidiary will merge with and into Chesapeake. As a result of the merger, shareholders who own fewer than 500 shares of Chesapeake common stock at the effective date of the merger will receive $27.00 for each share they own. After the merger, Chesapeake will no longer be subject to the reporting and related requirements of the Securities Exchange Act of 1934, and its common stock will cease to be traded on the OTC Bulletin Board. Any trading in our common stock after the merger will only occur in the “pink sheets” or in privately negotiated transactions.

Q:	Who may be present at the special meeting and who may vote?

A:
All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of September 15, 2002 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required to approve the merger agreement?

A:
The proposal to approve the merger agreement must receive the affirmative vote of the holders of at least a majority of the shares of Chesapeake common stock issued and outstanding as of the record date. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on this matter, it has the same effect as if you voted against the merger. In addition, if you do not instruct your broker on how to vote on the merger, your broker will not be able to vote for you. This will have the same effect as a vote against the merger proposal.

Q:	Who is soliciting my proxy?

A:	The board of directors of Chesapeake.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:
Our board of directors has determined that the merger is advisable and in the best interests of Chesapeake and its shareholders. Our board of directors has therefore unanimously approved the merger agreement and recommends that you vote “FOR” approval of this matter at the special meeting.

Q:	What do I need to do now?

A:	Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:
Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the special meeting or simply attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I don’t send back a proxy card or vote my shares in person at the special meeting?

A:
If you don’t return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the effect described above under “What is the vote required to approve the merger agreement?”

Q:	What happens if I sell my Chesapeake shares before the special meeting?

A:
The record date for the special meeting is earlier than the expected date of the merger. If you own shares of Chesapeake common stock on the record date but transfer your shares after the record date, but before the merger, you will retain your right to vote at the special meeting based on the number of shares you owned on the record date. If you sell a sufficient number of shares so that you own fewer than 500 shares at the time of merger, you will receive $27.00 cash for each share you own at the effective date of the merger.

Q:	What happens if the special meeting is postponed or adjourned?

A:	Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

About the Merger

Q:	What will I receive in the merger?

A:
If you own fewer than 500 shares of Chesapeake common stock at the effective date of the merger, you will receive $27.00 in cash, without interest, from Chesapeake for each share you own. If you own 500 or more shares of Chesapeake common stock at the effective date of the merger, you will not receive any cash payment for your shares in connection with the merger and will continue to hold the same number of shares of Chesapeake common stock as you did before the merger. The merger agreement has specific provisions regarding the treatment of shares held in street name. Please read the discussion under “The Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions as well as the terms of the merger agreement generally.

Q:	What if I hold shares in street name?

A:
Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to Chesapeake that the total number of shares you hold (whether of record or in street name) is fewer than 500. The merger agreement has detailed provisions regarding the treatment of shares held in street name. Please read the discussion under “The Merger Agreement—Conversion of Shares in the Merger” for a description of these provisions as well as the terms of the merger agreement generally.

Q:	How will Chesapeake be operated after the merger?

A:
After the merger, Chesapeake will no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies. Chesapeake expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. As a result of the merger, shareholders of Chesapeake who receive cash for their shares in the merger will no longer have a continuing interest as shareholders of Chesapeake and will not share in any future earnings and growth of Chesapeake. Also, Chesapeake expects that after the merger its common stock will be delisted from the OTC Bulletin Board. Any trading in our common stock will only occur in the “pink sheets” or in privately negotiated transactions which may adversely affect the liquidity of the common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we expect the merger to be completed shortly after the special meeting.

Q:	What are the federal income tax consequences of the merger to me?

A:
The receipt of cash in the merger will be taxable for federal income tax purposes. Shareholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the material tax consequences in greater detail, please read the discussion under “Special Factors—U.S. Federal Income Tax Consequences.”

Q:	May I buy additional shares in order to remain a shareholder of Chesapeake?

A:
Yes. The key date is how many shares of common stock you own at the time of the merger. So long as you are able to acquire a sufficient number of shares so that you own 500 or more shares at the effective date of the merger, which we expect to occur shortly after the special meeting, your shares of Chesapeake common stock will not be cashed-out in the merger.

Q:	Who can help answer my questions?

A:
If you have any questions concerning the merger or the special meeting, or if you would like additional copies of this proxy statement or proxy card, please contact: Jeffrey M. Szyperski, or John H. Hunt, II, Chesapeake Financial Shares, Inc., 97 North Main Street, Kilmarnock, Virginia 22482. Their telephone number is (804) 435-1181.

SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of historical consolidated financial data was derived from Chesapeake’s audited consolidated financial statements as of and for each of the years ended December 31, 2001, 2000 and 1999 and from Chesapeake’s unaudited interim consolidated financial statements as of and for the six months ended June 30, 2002 and 2001. The income statement data for the six months ended June 30, 2002 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Chesapeake and other financial information, including the notes thereto, contained in Chesapeake’s Annual Report on Form 10-KSB for the year ended December 31, 2001 and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, which information is incorporated by reference in this proxy statement. See “Where You Can Find More Information” on page              and “Documents Incorporated by Reference,” on page             .

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in thousands, except per share data)
Consolidated Income Statement Data:
Total interest income	$7,784	$8,594	$16,850	$15,667	$13,423
Total interest expense	2,691	4,160	7,524	7,871	6,174
Net interest income	5,093	4,434	9,326	7,796	7,249
Income before income taxes	2,001	1,706	3,574	2,950	2,751
Income tax expense	554	441	934	722	690
Net Income	1,447	1,265	2,640	2,228	2,061
Per Share Data:
Net income, basic	$1.14	$1.02	$2.12	$1.81	$1.67
Net income, diluted	1.12	1.00	2.07	1.76	1.60
Cash dividends declared	0.24	0.22	0.45	0.40	0.33
Consolidated Balance Sheet Data:
Total assets	$266,135	$234,433	$245,004	$224,213	$197,435
Shareholders’ equity	22,454	19,605	20,575	18,330	15,513
Tier 1 capital	21,426	18,878	20,060	17,776	16,134

Summary Unaudited Pro Forma Financial Information

The following summary unaudited pro forma consolidated income statement data of Chesapeake for the six months ended June 30, 2002 gives effect to the merger as if it had occurred on January 1, 2002, and the unaudited pro forma consolidated income statement data for the year ended December 31, 2001 gives effect to the merger as if it had occurred on January 1, 2001. The unaudited consolidated balance sheet data of Chesapeake at June 30, 2002 gives effect to the merger as if it had occurred on June 30, 2002. You should read the summary unaudited pro forma financial information in conjunction with the unaudited pro forma Financial information and the related assumptions and notes included in “Financial Information – Pro Forma Consolidated Financial Statements.” As described in such assumptions, the pro forma financial data assumes that 73,299 shares of Chesapeake common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what Chesapeake’s actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Chesapeake in the future.

	Six Months Ended June 30, 2002	Year Ended December 31, 2001
	(Dollars in thousands, except per share data)
Consolidated Income Statement Data:
Total interest income	$7,784	$16,850
Total interest expense	2,738	7,618
Net interest income	5,046	9,232
Income before income taxes	1,954	3,480
Income tax expense	541	909
Net Income	$1,413	$2,571
Balance Sheet Data:
Total assets	$265,985	$244,854
Shareholders’ equity	20,325	18,446
Tier 1 capital	19,297	17,931

Selected Per Share Financial Information

The following table sets forth selected historical per share financial information for Chesapeake and unaudited pro forma per share financial information for Chesapeake giving effect to the merger as if it had been consummated as of the end of each period presented, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information. The information presented below is derived from (i) the consolidated historical financial statements of Chesapeake, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statements, including the assumptions, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and the Selected Historical Financial Data included elsewhere in this proxy statement and the consolidated financial statements of Chesapeake and the notes thereto included in our 2001 Annual Report on Form 10-KSB for the year ended December 31, 2001 and our Quarterly Report on 10-QSB for the quarter ended June 30, 2002, which information is incorporated by reference in this proxy statement. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 73,299 shares of Chesapeake common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what Chesapeake’s actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Chesapeake in the future.

	As of and for the Six Months Ended June 30, 2002	As of and for the Year Ended December 31,
		2001	2000	1999
Chesapeake—Historical:
Earnings (loss) per common share from continuing operations:
Basic	$1.14	$2.12	$1.81	$1.67
Diluted	1.12	2.07	1.76	1.60
Book value per common share(1)	17.48	16.39	14.90	12.65
Dividends per common share	0.24	0.45	0.40	0.33

Chesapeake—Pro Forma:
Earnings (loss) per common share from continuing operations(2):
Basic	$1.18	$2.20	$1.87	$1.72
Diluted	1.16	2.14	1.81	1.64
Book value per common share(3)	16.79	15.60	14.01	11.61
Dividends per common share	0.24	0.45	0.40	0.33

(1)	Historical book value per share is computed by dividing shareholders’ equity by the number of common shares outstanding at the end of the respective periods excluding the dilutive effect of options.
(2)
Pro forma earnings per share from continuing operations is computed by dividing pro forma net income from continuing operations by the historical weighted average shares outstanding for the respective periods minus the 73,299 shares of Chesapeake common stock assumed to be cashed out in the merger.

(3)
Pro forma book value per share of Chesapeake is computed by dividing pro forma shareholders equity by the number of common shares outstanding at the end of the period minus the 73,299 shares of Chesapeake common stock assumed to be cashed out in the merger.

FORWARD LOOKING STATEMENTS

Forward looking statements are those statements that describe management’s beliefs and expectations about the future. We have identified forward looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “may,” “expect,” and “intend.” Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect.

THE SPECIAL MEETING

General

We are providing this proxy statement to Chesapeake shareholders of record as of September 15, 2002, along with a form of proxy that the Chesapeake board of directors is soliciting for use at a special meeting of shareholders of Chesapeake to be held on                          , 2002 at 4:00 p.m., Eastern time, at the Chesapeake Bank Operations Center, 35 School Street, Kilmarnock, Virginia. At the meeting, the shareholders of Chesapeake will vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 30, 2002, providing for the merger of Chesapeake Merger Corp. with and into Chesapeake. A copy of the merger agreement is attached as Annex A.

Who Can Vote at the Meeting

You are entitled to vote your Chesapeake common stock if our records show that you held your shares as of the record date, which is September 15, 2002. On the record date, there were 1,284,198 shares of Chesapeake common stock outstanding, held by approximately 461 holders of record. Each such share of Chesapeake common stock is entitled to one vote on each matter submitted at the meeting.

Attending the Meeting

If you are a beneficial owner of Chesapeake common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Chesapeake common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Annual Report and Quarterly Report

Chesapeake’s Annual Report on Form 10-KSB for the year ended December 31, 2001, and its Quarterly Report on Form 10-QSB, as amended, for the quarter ended June 30, 2002 are incorporated by reference in this proxy statement and are available upon request from Chesapeake. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Chesapeake common stock entitled to vote. If you do not vote your shares, it will have the same effect as a vote “against” the merger agreement.

The proposal to adopt the merger agreement is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

Action on other matters, if any, that are properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of Chesapeake common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

Because approval of the merger agreement requires the affirmative vote of the holders of more than a majority of the outstanding shares of Chesapeake common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope.

As of the record date, the directors and executive officers of Chesapeake beneficially owned a total of approximately 39.3% of the outstanding shares of Chesapeake common stock entitled to vote at the special meeting.

Voting and Revocation of Proxies

The shares of Chesapeake stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted “FOR” approval of the merger agreement. Proxies marked “FOR” approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the proxy holders named in the proxies as to any proposed adjournment of the meeting. Proxies that are voted “AGAINST” approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the meeting and voted upon.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either: notify the Corporate Secretary of Chesapeake in writing at Chesapeake’s principal executive offices; submit a later dated proxy to the Corporate Secretary of Chesapeake; or attend the meeting and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

Directors, officers and other employees of Chesapeake or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Chesapeake will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and Chesapeake will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the Board of Directors

The board of directors of Chesapeake has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of Chesapeake and its shareholders. The board of directors unanimously recommends that Chesapeake’s shareholders vote “FOR” approval of the merger agreement.

SPECIAL FACTORS

Background of the Merger

Overview.    Of Chesapeake’s 461 shareholders of record on September 15, approximately 227 hold fewer than 500 shares (not including beneficial owners whose shares may be registered in “street” name). Collectively, these 227 record holders (who comprise just under half, 49.2%, of all record holders) own an aggregate of approximately 44,159 shares, or 3.4% of our outstanding shares.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 500 shares of our common stock and who hold the shares in street name. However, based on the number of sets of proxy materials that we are requested to provide to brokers, dealers, etc., we estimate there are at least 125 such holders owning beneficially approximately 29,140 shares of Chesapeake common stock.

Accordingly, we estimate there are approximately 73,300 shares of our common stock, representing 5.7% of our outstanding shares, held by shareholders holding fewer than 500 shares. In making the computations presented elsewhere in this proxy statement (including the preparation of the pro forma financial information included herein), we have assumed that a substantial portion of the beneficial owners of shares held in nominee name hold fewer than 500 shares and will therefore be cashed out in the merger.

As a public company, Chesapeake is required to prepare and file with the Securities and Exchange Commission (the “SEC”), among other items, the following:

•	Quarterly Reports on Form 10-QSB;

•	Annual Reports on Form 10-KSB;

•	Proxy statements and annual shareholder reports as required by Regulation 14A under the Exchange Act; and

•	Current Reports on Form 8-K.

The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

Accordingly, the board of directors determined that the recurring expense and burden of maintaining so many small shareholder accounts, coupled with the costs associated with maintaining registration of Chesapeake’s common stock under the Exchange Act, is not cost efficient for Chesapeake. Additionally, the board of directors determined, even as a publicly-traded stock, there is a very limited trading market for our shares of common stock, especially for sales of larger blocks of our shares, and that our shareholders derive little benefit from Chesapeake’s status as a publicly-held corporation. The board of directors also concluded that, as a private company, management would have increased flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth. As a result, our management began to explore the possibility of reducing our number of shareholders of record to below 300 in order to terminate the registration of our common stock with the SEC.

Alternatives Considered.    In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the merger would be simpler and less costly. These alternatives were:

•
Tender offer at a similar price per share.    The board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and reducing recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

•
Purchase of shares in the open market.    The board of directors rejected this alternative because it concluded it was unlikely that Chesapeake could acquire shares from a sufficient number of holders to accomplish the board’s objectives.

•
Reverse stock split.    This alternative would accomplish the objective of reducing the number of record shareholders below the 300 threshold, assuming approval of the reverse stock split by Chesapeake’s shareholders. In a reverse stock split, Chesapeake would acquire the interests of the cashed-out shareholders pursuant to an amendment to Chesapeake’s articles of incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of Chesapeake common stock. Chesapeake would then distribute cash for the resulting fractional share interests. The board rejected this alternative due to the higher costs involved.

The merger proposal is being made at this time because the sooner the proposal can be implemented, the sooner Chesapeake will cease to incur the expenses and burdens and the sooner shareholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

After consideration of the various alternatives described above, the board of directors determined that the merger proposal was the best choice for the shareholders and Chesapeake. We anticipate that after the proposed merger Chesapeake will have approximately 235 shareholders of record, well below the maximum 300 shareholders of record necessary to terminate registration under the Exchange Act.

Board of Directors.    At its meeting in January 2001, the board of directors first discussed the ongoing costs associated with Chesapeake’s status as a public company and the limited trading activity in the common stock in connection with the possibility of Chesapeake qualifying as a so-called S corporation under the Internal Revenue Code of 1986. As an S corporation, Chesapeake could take advantage of certain tax benefits by avoiding federal income taxation at the corporate level, but Chesapeake would have to reduce its number of shareholders to 75 or fewer. Based on the considerable expense and certain other factors involved, the board determined that it was not in the best interests of Chesapeake and its shareholders to pursue qualification as an S corporation.

At its next meeting in April 2001, the board of directors discussed the possibility of listing Chesapeake common stock on the American Stock Exchange (AMEX) or the NASDAQ stock market in order to enhance the trading activity and value of the common stock. Management had meetings with representatives from both AMEX and NASDAQ in preparation for the April board meeting and had determined the costs associated with listing on either the AMEX or NASDAQ market, as well as the perceived benefits of both. The board discussed these issues in detail at the meeting and decided to table any decision on this issue.

The board discussed in detail at its August 2001 meeting the stock’s historic and current price to earnings ratio as compared to a statewide peer group of other financial institutions. Based on this peer group analysis, the stock was currently undervalued with a relatively thin trading volume. The board recommended that management personally contact the various brokers who make a market in Chesapeake’s stock in an effort to build more investor interest in Chesapeake and its stock.

At its October 2001 meeting, management reported to the board that the response from the brokerage community was that an AMEX or NASDAQ listing would not significantly increase the stock’s trading volume or improve its price range. With a relatively small shareholder base in the 600 to 700 shareholder range (including shareholders owning shares in street name), and a market capitalization of less than $28 million at the time, the general conclusion was there was an inadequate supply of shares in the market to support an active and liquid trading market for the stock. The directors and executive officers of Chesapeake currently own in the aggregate 39.3% of the outstanding shares, which results in a relatively small public “float” (shares held by persons other than directors, officers, their immediate families and other holders of 10% or more of the shares) of approximately 730,000 shares, or $16.6 million based on Chesapeake’s August 30th closing price of $22.75 (the last business day before the merger was publicly announced).

On October 26 and 27 of 2001, Chesapeake held a strategic planning session that included the directors of Chesapeake and Chesapeake Bank, as well as the advisory board members, and senior management. A major item of discussion during this planning session was the stock’s lack of liquidity and low valuation based on a peer group analysis. The small shareholder base and public float again emerged as the principal impediments to obtaining a more active and liquid market for the stock. Considerable concern was expressed during the planning session whether Chesapeake would be able to increase its shareholder base to a size that would support such an active market for the stock and bring the stock’s price range more in line with Chesapeake’s peer group. As an agenda item coming out of that planning session, management added to the 2002 Strategic Plan an evaluation of the viability of engaging in a going private transaction.

The board’s determination to evaluate going private transaction was based, among other things, on:

•	our small public float and market capitalization;

•	our low trading volume;

•	the board’s concern that there was little likelihood that the liquidity of our common stock will improve in the future;

•	the lack of research attention from market analysts being given to Chesapeake; and

•	the performance of our stock price which, in management’s opinion, was undervalued.

At its January 2002 meeting, the board concluded that listing the common stock for trading on either the AMEX or Nasdaq market was not advisable due to its relatively small shareholder base and public float. At its next meeting in April 2002, the board directed management to prepare a cost/benefit analysis of going private before any further steps were taken on this initiative.

At the July 2002 meeting, management presented its report on the costs and benefits of proceeding with a going private transaction. This was done after considerable advice of outside counsel and consultants. Representatives from LeClair Ryan, corporate counsel to Chesapeake, attended and participated in management’s presentation to the board. The board considered the three alternative structures described above, but determined that the merger proposal was the best choice for Chesapeake and its shareholders. At that meeting, the board authorized management to proceed with any additional steps necessary to bring this proposal to the point where it could be considered and voted upon. Specifically, the board authorized management to engage an independent financial advisor to advise the board on the financial terms of the proposed transaction and to render a fairness opinion on the terms of the proposed merger from a financial point of view of both the cashed-out and remaining shareholders. Chesapeake retained Scott & Stringfellow, Inc., a regional investment banking firm based in Richmond, Virginia, to serve as its financial advisor.

At a special meeting held on August 30, 2002, Scott & Stringfellow delivered to the board of directors its report on the valuation of Chesapeake common stock. Scott & Stringfellow’s valuation indicated that the fair value of Chesapeake’s common stock ranged from $22.75 to $28.78 per share. Scott & Stringfellow provided the board with a detailed explanation of the financial analyses supporting the range of values. Counsel from LeClair Ryan was also present at the meeting to discuss the structure of the proposed merger and the related legal issues, including a form of the merger agreement.

After considerable discussion, the board of directors unanimously agreed that $27.00 was a fair value for the shares of common stock to be purchased by Chesapeake in the proposed merger and that the merger transaction was fair to all shareholders. Scott & Stringfellow verbally advised the board at the meeting that $27.00 was fair from a financial point of view to all shareholders and indicated it would prepare a written fairness opinion for delivery to the board of directors.

The board selected 500 shares as the ownership minimum because it represented a logical breakpoint among shareholders in order to insure that, after completion of the merger, the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC, while at the same time involving a relatively small number of shares (estimated at approximately 73,300, or 5.7% of Chesapeake’s outstanding shares) that would be cashed-out in the proposed merger.

The board determined that the merger proposal was fair to all shareholders (including non-affiliated shareholders) generally, and specifically with respect to shareholders receiving cash in the merger. In making this determination, the board did not utilize the following procedural safeguards:

•	the merger transaction was not structured to require separate approval by a majority of those shareholders who are not executive officers or directors of Chesapeake; and

•
the board of directors did not retain any unaffiliated representative to act solely on behalf of shareholders who are not officers or directors for purposes of negotiating the terms of the merger transaction or to prepare a report regarding the fairness of the transaction.

The board did not consider a possible sale of Chesapeake. No offers were presented to the board, and no offers were solicited in keeping with the board of directors strategic determination to maintain Chesapeake’s independence.

Chesapeake publicly announced the proposed merger on September 3, 2002.

Purpose and Reasons for the Merger

The directors and executive officers of Chesapeake have historically owned, in the aggregate, a significant block of our outstanding shares of common stock. As of our record date (September 15, 2002), the directors and executive officers of Chesapeake owned a total of 535,943 shares, or 40.9% of the outstanding shares. Because this group has tended not to sell their shares, and because of the relatively low number of outstanding shares and small shareholder base, the trading volume in our stock has been, and continues to be, limited. During the 12 months prior to the public announcement of the proposed merger, the stock traded infrequently with reported trades occurring on only 54 days with an average trading volume on those days of approximately 1,500 shares per day. Because the stock is so thinly traded, there is not sufficient liquidity in the market for our stock to absorb larger transactions without a significant impact on the market price of our stock.

In recent years, Chesapeake believes, the public marketplace has had less interest in public companies with a small market capitalization and a limited amount of securities available for trading in the public marketplace. The board of directors believes it is highly speculative whether our common stock would ever achieve significant market value with an active and liquid market. The realization that our common stock might not in the foreseeable future achieve significant market value as a public company is one of the reasons that ultimately caused the board of directors to conclude that Chesapeake no longer is benefiting from being a public company, and that it would be in the best interest of Chesapeake and its shareholders for Chesapeake to be privately held.

In addition, the board of directors noted that its relatively large number of shareholders who hold fewer than 500 shares own in the aggregate only 5.7% of Chesapeake’s outstanding shares. As a result, the board concluded the costs associated with reducing the number of shareholders of record below 300 was reasonable in view of the anticipated benefits of being privately held.

The purpose of the proposed merger is to cash-out the equity interests in Chesapeake of the approximately 227 record holders of common stock that at the time of the merger own fewer than 500 shares of common stock at a price determined to be fair by the entire board of directors. The merger will allow Chesapeake to reduce the number of shareholders of record to fewer than 300 so as

•
to permit cashed-out shareholders to receive cash for their shares without having to pay brokerage commissions at a price that represents a premium of 20.7% and 18.1% over the average 30 and 60 trading day closing price before the public announcement of the proposed merger. If the merger is implemented, the officers and directors of Chesapeake (and other holders of 500 or more shares) will benefit by an increase in their percentage ownership of

Chesapeake’s common stock, although the net book value of their holdings will decrease. Further, following the deregistration of Chesapeake’s common stock under the Exchange Act and its delisting from the OTC Bulletin Board, there will be no public market for transactions in the Chesapeake stock—any trading in our common stock will only occur in the “pink sheets” or in privately negotiated transactions;

•
to relieve Chesapeake of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act, by deregistering its common stock under the Exchange Act;

•	to decrease the expense and burden of dealing with Chesapeake’s high number of shareholders holding small positions in Chesapeake’s stock; and

•
to increase management’s flexibility to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

The board believes that the disadvantages of having Chesapeake continue to be a public company outweigh any advantages. The board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, Chesapeake is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that Chesapeake’s status as a public company may offer.

Chesapeake incurs direct and indirect costs associated with compliance with the SEC’s filing and reporting requirements imposed on public companies. Chesapeake also incurs substantial indirect costs as a result of, among other things, the executive time spent to prepare and review such filings. Since Chesapeake has relatively few executive personnel, these indirect costs can be substantial. Chesapeake’s direct and indirect costs related to being a public company are estimated to approximate $75,600 specially as follows:

Independent auditors	$6,000
SEC counsel	12,000
Printing and mailing	13,500
Internal compliance costs	39,000
Transfer agent	2,100
Miscellaneous costs	3,000

Total	$75,600

Recommendation of the Board of Directors; Fairness of the Merger Proposal

The board of directors unanimously determined that the merger is fair to, and in the best interests of, Chesapeake and its shareholders, including shareholders who will receive cash in the merger as well as those who will retain their shares of common stock after the merger. The board of directors also believes that the process by which the transaction is to be approved is fair. The board of directors unanimously recommends that the shareholders vote for approval of the merger. Each member of the board of directors and each executive officer of Chesapeake has advised Chesapeake that he or she intends to vote their shares in favor of the merger. As of September 15, 2002, the directors and executive officers of Chesapeake beneficially owned a total of 504,164 shares of Chesapeake common stock, or approximately 40.9% of the total shares entitled to vote at the special meeting.

The board has the authority to reject (and not implement) the merger (even after approval thereof by shareholders) if it determines subsequently that the merger is not then in the best interests of Chesapeake and its shareholders.

The board considered several alternative transactions to accomplish the proposed going private transaction but ultimately approved the merger. Please read the discussion under “Background of the Merger” for a description of these alternatives considered by the board.

The board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the merger to our shareholders, including both affiliated and unaffiliated shareholders. The board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

•
Historical Market Prices of Chesapeake’s Common Stock.    Chesapeake’s common stock is quoted on the OTC Bulletin Board. The common stock is thinly traded. During the 12 months prior to the public announcement of the proposed merger, the stock traded infrequently with reported trades occurring on only 54 days with an average trading volume on those days of approximately 1,500 shares per day.

The board also reviewed high and low sales prices for the common stock from January 1, 2001 to June 30, 2002, which ranged from $23.50 to $13.50 per share. You should read the discussion under “Financial Information—Market Prices and Dividend Information” for more information about our stock prices. The last sale price of Chesapeake’s common stock on August 30, 2002, the day before we announced the merger, was $22.75.

•
Net Book Value.    As of June 30, 2002, the book value per share was $17.48. Although book value was a factor that was considered by the board among others in determining the consideration to be paid to cashed-out shareholders in the merger, the board determined that it was not directly relevant. However, the board noted that the per share cash price of $27.00 payable in the merger reflected a multiple of 1.54 on Chesapeake’s June 30, 2002, book value per share.

•
Going Concern Value.    In determining the cash amount to be paid to cashed-out shareholders in the merger, the board valued Chesapeake’s shares on the basis of a going concern, without giving effect to any anticipated effects of the merger. Also, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Chesapeake, as the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Chesapeake. In determining the going concern value of Chesapeake’s shares, the board adopted the analyses and conclusions of its financial advisor, which are described under “Opinion of the Financial Advisor.”

•
Earnings.    The board reviewed the earnings of Chesapeake for the previous three years and for the first two quarters of 2002. For the three years ended December 31, 1999, 2000 and 2001, Chesapeake reported net income of $2,061,269, $2,227,972 and $2,640,429, respectively. For the quarter ended June 30, 2002, Chesapeake reported net income of $1,446,988.

•
Opinion of the Financial Advisor.    The board considered the opinion of Scott & Stringfellow, Inc. rendered to the board on August 30, 2002 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to Chesapeake’s shareholders, including unaffiliated shareholders and shareholders who will receive cash in the merger as well as those who will retain their shares after the merger. The board also reviewed and considered the financial analyses supporting the opinion of the financial advisor. You should read the discussion under “Opinion of the Financial Advisor” and a copy of the opinion of Scott & Stringfellow attached as Annex B to this proxy statement.

•
Opportunity to Liquidate Shares of Common Stock.    The board considered the opportunity the merger presents for shareholders owning fewer than 500 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Chesapeake’s common stock at a price that represents a premium of 20.7% and 18.1% over the average 30 and 60 trading day closing price before the public announcement of the proposed merger.

The board also considered the fact that, in addition to the deregistration of Chesapeake’s common stock under the Exchange Act as a result of the merger, Chesapeake stock would cease to be traded on the OTC Bulletin Board. However, the board determined that the limited market for the shares of Chesapeake common stock provides little benefit to Chesapeake shareholders. The board also recognized that the merger consideration to be paid to the cashed-out shareholders in the merger reflected a substantial premium over recent trading prices for the Chesapeake stock, which trading prices the board did not find to accurately reflect the fair value of such stock.

In connection with its deliberations, the board did not consider, and did not request that its financial advisor evaluate, Chesapeake’s liquidation value. The board did not view Chesapeake’s liquidation value to be a relevant measure of valuation given that the merger consideration significantly exceeded the book value per share of Chesapeake, and it was the board’s view that Chesapeake is far more valuable as a going concern than its net book value per share of $17.48 as of June 30, 2002. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, Chesapeake can give no assurance that the liquidation value would not produce a higher valuation of Chesapeake than its value as a going concern.

Since January 1, 2002, Chesapeake has not purchased any of its shares. In 2001, Chesapeake purchased 600 of its shares at an average price of $15.25 per share. In 2000, Chesapeake bought 15,476 of its shares at an average price of $18.34 per share. Given the infrequency of the purchases, the board did not consider historical prices paid by Chesapeake for its shares. See “Financial Information—Chesapeake Common Stock Purchase Information.”

No firm offers have been made by an unaffiliated person during the preceding two years for (i) the merger or consolidation of Chesapeake into or with such person, (ii) the sale or other transfer of all or any substantial part of the assets of Chesapeake, or (iii) the purchase of a number of shares of common stock that would enable the holder thereof to exercise control of Chesapeake.

After consideration of all this information, the board determined that $27.00 per share is a fair price to be paid in the merger to shareholders owning fewer than 500 shares at the time of the merger.

The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of Chesapeake’s outstanding shares to consider and approve the merger agreement as provided under Virginia law, Chesapeake’s charter documents and the terms of the merger agreement.

The board also considered such a provision unnecessary in light of the right of shareholders, whether affiliated or unaffiliated and regardless of the number of shares they own, to dissent from the merger.

No independent committee of the board has reviewed the fairness of the merger proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal was retained by Chesapeake or by a majority of directors who are not employees of Chesapeake.

Chesapeake has not made any provision in connection with the merger to grant unaffiliated shareholders access to Chesapeake’s corporate files or to obtain counsel or appraisal services at Chesapeake’s expense. With respect to unaffiliated shareholders’ access to Chesapeake’s corporate files, the board determined that this proxy statement, together with Chesapeake’s other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the merger. The board also considered the fact that under Virginia corporate law, and subject to certain conditions set forth under Virginia law, shareholders have the right to review Chesapeake’s relevant books and records of account. The board did not consider these steps necessary to ensure the fairness of the merger proposal. The board determined that such steps would be costly and would not provide any meaningful additional benefits. The board noted the fact that the financial advisor engaged by Chesapeake considered and rendered its opinion as to the fairness of the consideration payable in the merger, from a financial point of view, to Chesapeake’s shareholders, including shareholders who will receive cash in the merger and those who will retain their shares after the merger.

After consideration of the factors described above, the board believes that the transaction is fair, notwithstanding the absence of such an unaffiliated shareholder approval requirement, independent committee or unaffiliated representative. The board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of Chesapeake, approved the merger proposal.

Opinion of the Financial Advisor

We retained Scott & Stringfellow, Inc. (“Scott & Stringfellow”) as our financial advisor to render an opinion to our board of directors concerning the fairness, from a financial point of view, to Chesapeake shareholders of the cash consideration to be paid in connection with the proposed merger. On August 30, 2002, at a meeting in which the board of directors considered and approved the merger agreement, Scott & Stringfellow delivered to the board of directors both its oral and written opinion, that as of such date, the consideration to be paid in the merger is fair, from a financial point of view, to Chesapeake shareholders, including those shareholders who will receive cash in the merger and those shareholders who will remain shareholders after the merger.

Scott & Stringfellow is a regional investment banking firm and was selected by Chesapeake based on the firm’s reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because of its familiarity with and prior work for Chesapeake. Scott & Stringfellow, through its investment banking business and specifically through its Financial Institutions Group, specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

The full text of Scott & Stringfellow’s opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement. The description of the Scott & Stringfellow opinion set forth herein is qualified in its entirety by reference to Annex B. The Scott & Stringfellow opinion is provided for the information of Chesapeake shareholders because it was provided to the board of directors of Chesapeake in connection with its consideration of the merger.

In developing its opinion, Scott & Stringfellow reviewed and analyzed:

•	Chesapeake’s audited financial statements for the three years ended December 31, 2001;

•	Chesapeake’s unaudited financial statements for the six months ended June 30, 2002 and 2001, and other internal information relating to Chesapeake prepared by Chesapeake’s management;

•	information regarding the trading market for Chesapeake’s common stock and the price range within which the stock has traded;

•	certain publicly available business and financial information relating to Chesapeake as well as certain financial forecasts and other information on Chesapeake provided by management;

•	the consideration to be paid as set forth in the merger in relation to, among other things, current and historical market prices of Chesapeake common stock;

•
Scott & Stringfellow also conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below;

•
Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally; and

•
Scott & Stringfellow also has discussed with members of Chesapeake’s management past and current business operations, the background of the merger, the reasons and basis for the merger, results of regulatory examinations, and the business and future prospects of Chesapeake, as well as other matters relevant to its inquiry.

Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of Chesapeake as to the future financial performance of Chesapeake. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of Chesapeake.

In connection with rendering its August 30, 2002 opinion, Scott & Stringfellow performed a variety of financial analyses. Scott & Stringfellow evaluated the financial terms of the merger using standard valuation methods, including stock trading history and implied premium analysis, dividend discount analysis, comparable company analysis and pro forma tender offer analysis. The following is a summary of the material analyses presented by Scott & Stringfellow to the board of directors on August 30, 2002, in connection with its fairness opinion dated as of such date.

Summary of Transaction Analysis.    Scott & Stringfellow reviewed the terms of the proposed merger, including the consideration to be paid pursuant to the merger agreement. The implied aggregate transaction value is approximately $2.0 million, based on the conversion into cash at the rate of $27.00 per share, pursuant to the merger agreement, of the shares held by all shareholders holding less than 500 shares. The price of $27.00 per share represents 12.3x Chesapeake’s earnings per share for the twelve months ended June 30, 2002 and 1.5x book value at June 30, 2002.

Implied Premium.    Scott & Stringfellow reviewed the implied premium offered over the various closing prices of Chesapeake common stock based upon a price per share of $27.00, which is the price to be paid pursuant to the merger. This indicates an implied premium range from 14.9% to 35.3% over the closing price of Chesapeake common stock at intervals of one day, one week, two weeks, one month, three months and one year prior to August 30, 2002. Additionally, an arithmetic average of the closing price of Chesapeake common stock for the 20 trading days in which Chesapeake’s stock traded preceding August 30, 2002 was calculated, producing an implied premium of 19.7%.

Time Prior to August 30, 2002	Date	Closing Price	Repurchase Price	Repurchase Premium
1 day	08/29/02	$22.75	$27.00	18.7%
1 week	08/22/02	$22.20	$27.00	21.6%
2 weeks	08/15/02	$22.15	$27.00	21.9%
1 month	07/29/02	$22.50	$27.00	20.0%
3 months	05/29/02	$23.50	$27.00	14.9%
1 year	08/29/01	$19.95	$27.00	35.3%
20 day average	nm	$22.56	$27.00	19.7%

*	Average closing price of Chesapeake common stock for the 20 actual trading days prior to August 30, 2002.

Dividend Discount Analysis.    Scott & Stringfellow performed a dividend discount analysis to determine a range of present values per share of Chesapeake common stock. To determine a projected dividend stream, Scott & Stringfellow assumed a dividend payout equal to 22% of Chesapeake’s projected net income. The net income projections were grown using an earnings growth rate of 11.1% for 2002 and 11% annually for years 2003 to 2006. The “terminal value” of Chesapeake common stock at the end of the period was determined by applying a range of price-to-earnings multiples (11.5x to 13.5x) to year 2006 projected earnings. The dividend stream and terminal values were discounted to present value using discount rates of 10% to 11%, which Scott & Stringfellow viewed as the appropriate discount rate range for a commercial bank with Chesapeake’s risk characteristics. Based upon the above assumptions, the stand-alone value of Chesapeake common stock ranged from approximately $26.09 to $31.59 per share.

Terminal Price / Earnings Multiple

Discount Rate	11.5x	12.0x	12.5x	13.0x	13.5x
10.00%	$27.25	$28.34	$29.42	$30.50	$31.59
10.50%	$26.66	$27.72	$28.78	$29.84	$30.90
12.00%	$26.09	$27.12	$28.16	$29.19	$30.23

Comparable Company Analysis.    Scott & Stringfellow analyzed the performance and financial condition of Chesapeake relative to a group of 10 community commercial banks followed by Scott & Stringfellow’s Research Department (the “S&S Research Peer Group”) and 14 commercial banks in the Southeast with assets between $200 and $500 million, an equity to asset ratio of 7 to 10%, core latest twelve months return on average assets greater than 1%, which were also non-merger targets (the “Regional Bank Peer Group”). The financial ratios shown in the table below are as of June 30, 2002 and the market price multiples are based on market prices as of August 29, 2002.

	Chesapeake*		S&S Research Peer Average		Regional Peer Average
Last 12 months Net Interest Margin	5.09%		4.24%		4.21%
Last 12 Months Efficiency Ratio	64.56%		59.88%		58.54%
Last 12 Months Return on Core Average Assets	1.14%		1.18%		1.17%
Last 12 Months Return on Core Average Equity	13.55%		12.99%		13.42%
Equity/Assets	8.44%		9.18%		8.40%
Nonperforming Assets/Assets	0.02%		0.21%		0.17%
Reserves/Nonperforming Assets	NM		406.25%		292.74%
Market Price/Last 12 Months Core Earnings	12.33	x	13.17	x	12.61	x
Market Price/2002 Estimated Earnings	11.75	x	12.37	x	NA
Market Price/Book Value	1.54	x	1.60	x	1.59	x

*	Market price multiples based on a transaction price of $27.00 per share.

Pro Forma Tender Analysis.    Scott & Stringfellow analyzed certain pro forma effects of the proposed merger as shown below. This analysis indicated that the merger would be accretive to Chesapeake’s 2003 estimated earnings per share and return on average equity and would be dilutive to book value per share and Chesapeake’s total risk based capital ratio. Scott & Stringfellow noted that the actual results achieved by Chesapeake may vary from projected results.

	No Tender	$27.00 Tender	Accretion/ (Dilution)
2003 Estimated Earnings Per Share	$2.55	$2.65	3.92%
2003 Estimated Return on Average Equity	13.16%	14.17%	7.76%
2002 Estimated Book Value per Share	$18.39	$17.81	-3.15%
2002 Estimated Total Risk Based Capital Ratio	11.41%	10.48%	-8.15%

The summary set forth above includes all the material factors considered by Scott & Stringfellow in developing its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Scott &

Stringfellow’s opinion that the Transaction is fair from a financial point of view to Chesapeake’s shareholders.

Pursuant to an engagement letter between Chesapeake and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive a fee of $40,000 for its services. Chesapeake has also agreed to reimburse Scott & Stringfellow for its reasonable out-of-pocket expenses. In the ordinary course of its business, Scott & Stringfellow may actively trade the equity securities of Chesapeake for its own account or the account of its customers, and accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

The merger will have various effects on Chesapeake, as described below.

Reduction in the Number of Shareholders and the Number of Outstanding Shares.    We believe that the merger will reduce the number of record shareholders from approximately 461 to approximately 235. As noted earlier, in addition to the approximately 44,160 shares held by shareholders of record with fewer than 500 shares in their account, Chesapeake assumes that beneficial owners of approximately 29,140 additional shares will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of common stock will decrease from 1,284,198 to approximately 1,211,000.

Transfer of Book Value.    Because (i) the price to be paid to holders of fewer than 500 shares of common stock will be $27.00 per share, (ii) the number of shares of common stock expected to be cashed out as a result of the merger is estimated to be approximately 73,300, (iii) the total cost to Chesapeake (including expenses) of effecting the merger is expected to be approximately $2,129,000, and (iv) at June 30, 2002, aggregate shareholders’ equity in Chesapeake was approximately $22,454,100, or $17.48 per share, we expect that, as a result of the merger:

•	aggregate shareholders’ equity of Chesapeake as of June 30, 2002, will be reduced from approximately $22,454,000 on a historical basis to approximately $20,325,000 on a pro forma basis;

•	the book value per share of common stock as of June 30, 2002, will be reduced from $17.48 per share on a historical basis to approximately $16.79 per share on a pro forma basis;

•
net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.12 on a historical basis to approximately $2.20 on a pro forma basis ($2.07 to $2.14 on a fully-diluted basis); and

•
net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.14 on a historical basis to approximately $1.18 on a pro forma basis ($1.12 and $1.16 on a fully-diluted basis).

Decrease in Capital.    As a result of the merger, Chesapeake’s capital will be reduced, although we anticipate that Chesapeake will remain “well capitalized” for bank regulatory purposes. For instance, we expect our Tier 1 capital as of June 30, 2002, will decrease from approximately $21,426,000 on a historical basis to approximately $19,297,000 on a pro forma basis.

Termination of Exchange Act Registration.    Our common stock is currently registered under the Exchange Act. We plan to terminate this registration if our common stock is no longer held by 300 or more shareholders of record. Termination of registration of our common stock under the Exchange Act would substantially reduce the information we are required to furnish to our shareholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to Chesapeake. Accordingly, we estimate it will eliminate costs and expenses associated with continuance of the Exchange Act registration, estimated at approximately $75,600 a year. We intend to apply for such termination as soon as practicable following completion of the merger.

In the event the registration of our common stock is terminated under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

Effect on Market for Shares.    Our common stock is currently traded on the OTC Bulletin Board. We expect that after the merger our common stock will be delisted from the OTC Bulletin Board. This delisting, together with the reduction in public information concerning Chesapeake as a result of its no longer being required to file reports under the Exchange Act, will further reduce the liquidity of the common stock. Any trading in our common stock after the merger will only occur in the “pink sheets” or in privately negotiated transactions. The “pink sheets” are maintained by Pink Sheets LLC (formerly, the National Quotation Bureau, Inc.). Pink sheets is a quotation service that collects and publishes market maker quotes for over-the-counter securities. The pink sheets is not a stock exchange or a regulated entity. Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies.

Effect on Dividends.    Given the relatively small percentage of shares of common stock being repurchased in the merger, we do not anticipate that the transaction will have a material effect on its dividend policy.

Financial Effects of the Merger; Financing of the Merger.    We expect that the merger and the use of approximately $2,129,000 cash to complete the merger, which includes approximately $150,000 in professional fees and other expenses related to the transaction, will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares which will be cashed out in the merger, we can only estimate the total amount of cash to be paid to shareholders in the merger. We estimate that amount to be approximately $1,979,000. You should read the discussion under “Special Factors—Fees and Expenses” for a description of the fees and expenses we expect to incur in connection with the merger.

We plan to finance the cash amount to be paid to shareholders in the merger (other than in payment of related costs and expenses, all of which will be paid out of Chesapeake’s working capital) through borrowings under a credit arrangement expected to be entered into with SunTrust Bank. We have received a commitment letter from SunTrust Bank, dated September 30, 2002 (the “Commitment”), outlining the proposed terms of the credit arrangement. Under the Commitment, SunTrust Bank offered to make available to Chesapeake a loan in an amount of up to $3.5 million subject to the limitations set forth in the Commitment. The loan would be repaid over a period not to exceed three years and amounts outstanding under the credit arrangement shall accrue interest at the rate of SunTrust Prime minus 50 basis points. There will also be an annual unused commitment fee of 12.5 basis points. There is no penalty for prepayment and the credit facility will be secured by 100% of the issued and outstanding common stock of Chesapeake Bank.

SunTrust Bank’s making of the loan is subject to, among other things, the negotiation and execution of loan documentation satisfactory to SunTrust Bank and Chesapeake.

Chesapeake can give no assurances that the loan described above will be made by SunTrust Bank or that the terms of any loan made by SunTrust Bank will be on the terms described above. Given that the merger agreement will terminate if the aggregate amount paid to shareholders receiving cash in the transaction exceeds $3.2 million, Chesapeake anticipates that this credit facility will be sufficient to finance the merger.

Increased Share Ownership of Officers and Directors.    As a result of the merger, we expect that (a) the percentage of ownership of common stock of Chesapeake held by executive officers and directors of Chesapeake as a group will increase from 40.9% to approximately 43.3% on a fully diluted basis, (b) the collective book value as of June 30, 2002, of the shares of Chesapeake common stock held by Chesapeake’s executive officers and directors, as a group, will decrease from $9,016,254 on a historical basis to approximately $8,660,300 on a pro forma basis, and (c) the collective pro rata interest of Chesapeake’s executive officers and directors, as a group, in the net income of Chesapeake for the year ended December 31, 2001, will increase from $1,067,714 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $1,103,000 on a pro forma basis (based on the number of shares Chesapeake anticipates such officers and directors to beneficially own immediately after the merger). For a description of the assumptions used in determining the numbers of shares and related percentages that we expect to be held by executive officers and directors immediately after the merger, please see footnote (2) under “The Parties—Beneficial Ownership of Securities of Chesapeake.”

Effect of the Merger on Shareholders

General.    If approved at the special meeting, the merger will affect Chesapeake shareholders as follows after completion (except to the extent you elect to exercise your dissenters’ rights):

Before the Merger	Net Effect After Merger
Shareholders holding 500 or more shares of Chesapeake common stock	Your shares of common stock will continue to be outstanding, and you will receive no cash.

Shareholders holding fewer than 500 shares of Chesapeake common stock
•  You will receive $27.00 cash, without interest, for each share you own at the time of the merger.

•  You will not have to pay any brokerage commissions or other service charges in connection with the merger.

•  All amounts owed to you will be subject to applicable federal and state income taxes.

•  You will have no further interest in Chesapeake with respect to your cashed-out shares. Your only right will be to receive cash for these shares.

•  You will receive a letter of transmittal from Chesapeake as soon as practicable after the merger with instructions on how to surrender your existing certificate(s) in exchange for your cash payment.

NOTE:    If you want to continue to hold Chesapeake stock after the merger, you may do so by purchasing a sufficient number of shares of Chesapeake common stock on the open market prior to the effective date of the merger so that you hold at least 500 shares at the time of the merger.

As described in the section “The Merger Agreement—Conversion of Shares in the Merger,” the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or “street name.” In determining the number of shares held beneficially in street name by any shareholder, Chesapeake may, in its discretion, rely on “no objection” lists provided by any nominee holder. Further, after the merger, Chesapeake will deliver to each shareholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually held, whether in registered form, or in street name. Letters of transmittal will be delivered to any shareholder who (a) holds of record fewer than 500 shares, (b) according to records made available to Chesapeake from the nominee holder for any shares held in street name, holds fewer than 500 shares in street name or (c) holds shares in street name and with respect to which Chesapeake is not provided by the nominee holder the number of shares so held.

Effects on Affiliates as Shareholders.    The merger will have various effects on shareholders who are affiliates of Chesapeake, as described below. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of Chesapeake, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder. The effects of the merger to an affiliated shareholder will vary based on whether or not all or any portion of the affiliated shareholder’s shares will be cashed out in the merger. The determination of whether or not any particular shares of Chesapeake common stock will be cashed out in the merger will be based on whether the holder of those shares holds either fewer than 500 shares or 500 or more shares. Since an affiliated shareholder may beneficially own shares held by more than one holder of shares, an affiliate may beneficially own both shares that will be cashed out in the merger and shares that will remain outstanding in the merger. We expect that our executive officers and directors will continue to beneficially own a total of approximately 544,244 shares immediately after the merger.

•	Cashed-Out Affiliated Shareholders. Affiliated shareholders owning fewer than 500 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

☐	receive $27.00 in cash, without interest, per share;

☐	no longer have any equity interest in Chesapeake and therefore will not participate in its future potential earnings or growth, if any;

☐
other than upon the exercise of stock options that have previously been or may in the future be granted by Chesapeake, not be able to re-acquire an equity interest in Chesapeake unless they purchase shares from the remaining shareholders, although Chesapeake does not anticipate that the remaining shareholders will transfer their shares to third parties;

☐	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

•	Remaining Affiliated Shareholders. Potential effects on affiliated shareholders who remain as shareholders after the merger include:

☐
Reduced reporting requirements for officers and directors.    The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Chesapeake common stock.

☐
Reduced capital.    Chesapeake’s capital will be reduced, including a decrease in Chesapeake’s Tier 1 capital as of June 30, 2002, from approximately $21,426,000 on a historical basis to approximately $19,297,000 on a pro forma basis.

☐
Reduced book value per share.    The book value per share of common stock as of June 30, 2002, will be reduced from $17.48 per share on a historical basis to approximately $16.79 per share on a pro forma basis.

☐
Effect on net income per share.    Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.12 on a historical basis to approximately $2.20 on a pro forma basis ($2.07 to $2.14 on a fully-diluted basis). Net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.14 on a historical basis to approximately $1.18 on a pro forma basis ($1.12 and $1.16 on a fully-diluted basis).

☐
Decreased liquidity.    The liquidity of the shares of common stock held by shareholders may be further reduced by the merger due to the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the OTC Bulletin Board. Any trading in our common stock after the merger will only occur in the “pink sheets” or in privately negotiated transactions.

Effects On Unaffiliated Shareholders.    The merger will have various effects on shareholders who are not affiliates of Chesapeake, as described below. The effects of the merger to an unaffiliated shareholder will vary based on whether or not the unaffiliated shareholder’s shares will be cashed out in the merger.

•	Cashed-Out Unaffiliated Shareholders. Unaffiliated shareholders owning fewer than 500 shares immediately prior to the effective time of the merger will, upon consummation of the merger:

☐	receive $27.00 in cash, without interest, per share;

☐	no longer have any equity interest in Chesapeake and therefore will not participate in its future potential earnings or growth, if any;

☐
not be able to re-acquire an equity interest in Chesapeake unless they purchase shares from the remaining shareholders, although Chesapeake does not anticipate that the remaining shareholders will transfer their shares to third parties;

☐	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the merger.

•	Remaining Unaffiliated Shareholders. Potential effects on unaffiliated Chesapeake shareholders who remain as shareholders after the merger include:

☐
Decreased Access to Information.    If the merger is effected, we intend to terminate the registration of our common stock under the Exchange Act. As a result, Chesapeake will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16.

☐
Decreased Liquidity.    The liquidity of the shares of common stock held by unaffiliated shareholders may be further reduced by the merger due to the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the OTC Bulletin Board. Any trading in our common stock after the merger will only occur in the “pink sheets” or in privately negotiated transactions.

☐
Reduced Capital.    Chesapeake’s capital will be reduced, including a decrease in Chesapeake’s Tier 1 capital as of June 30, 2002, from approximately $21,426,000 on a historical basis to approximately $19,297,000 on a pro forma basis.

☐
Reduced Book Value Per Share.    The book value per share of common stock as of June 30, 2002, will be reduced from $17.48 per share on a historical basis to approximately $16.79 per share on a pro forma basis.

☐
Effect On Net Income Per Share.    Net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2001, will increase from $2.12 on a historical basis to approximately $2.20 on a pro forma basis ($2.07 to $2.14 on a fully-diluted basis). Net income per share of common stock (including non-recurring income and expenses) for the six months ended June 30, 2002, will increase from $1.14 on a historical basis to approximately $1.18 on a pro forma basis ($1.12 and $1.16 on a fully-diluted basis).

☐
Increased Share Ownership of Officers and Directors.    As a result of the merger, we expect that (a) the percentage of ownership of common stock of Chesapeake held by executive officers and directors of Chesapeake as a group will increase from 40.9% to approximately 43.3%, (b) the collective book value as of June 30, 2002, of the shares of Chesapeake common stock held by Chesapeake’s current officers and directors, as a group, will decrease from $9,016,254 on a historical basis to approximately $8,660,300 on a pro forma basis, and (c) the collective pro rata interest of Chesapeake’s current officers and directors, as a group, in the net income of Chesapeake for the year ended December 31, 2001, will increase from $1,067,714 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $1,103,800 on a pro forma basis (based on the number of shares Chesapeake anticipates such officers and directors to beneficially own immediately after the merger).

Examples.    In general, the merger can be illustrated by the following examples:

Hypothetical Scenario	Result

Ms. Smith is a registered shareholder who holds 250 shares of Chesapeake stock in her record account at the time of the merger. Ms. Smith holds no other shares.
Ms. Smith’s 250 shares will be canceled and converted into the right to receive cash in the amount of $27.00 per share. (Note: If Ms. Smith wants to continue her investment in Chesapeake, she can buy at least 250 more shares of Chesapeake stock (preferably in her record account so as to make it more readily apparent that she holds 500 or more shares). Ms. Smith would have to act far enough in advance of the effective date of the merger so that the purchase is complete and registered on the books of Chesapeake before the merger.)

Mr. Brown holds 300 shares of Chesapeake stock in a brokerage account at the Time of the merger. Mr. Brown holds no other shares.	Mr. Brown’s 300 shares will be converted into the right to receive cash in an amount equal to $27 per share. Mr. Brown holds no other shares.

Mr. Jones holds 400 shares of Chesapeake stock in registered form and 400 shares in a brokerage account at the Time of the merger. Mr. Jones holds no other shares.
If either Chesapeake or Mr. Jones can establish to Chesapeake’s satisfaction that he in fact holds greater than 500 shares, Mr. Jones’ 800 shares will remain outstanding after the merger. Otherwise, Chesapeake will presume that all of the shares are held by a holder of fewer than 500 shares and were therefore canceled in the merger and converted into the right to receive cash in an amount equal to $27.00 per share. However, Mr. Jones would not be entitled to receive any cash for his shares in the merger, because he can not certify to Chesapeake that he holds fewer than 500 shares as required by the merger agreement. Mr. Jones will be able to rebut the presumption that his shares were cashed out in the merger by certifying in the letter of transmittal sent to him after the merger that he holds greater than 500 shares and providing Chesapeake such other information as it may request to verify that fact.

Interests of Officers and Directors in the Merger

We refer you to the information under the heading “The Parties—Beneficial Ownership of Securities of Chesapeake” for information regarding our current officers and directors and their stock ownership in Chesapeake. As a result of the merger, Chesapeake expects that (a) the beneficial ownership of common stock of Chesapeake held by current officers and directors of Chesapeake as a group will increase from 40.9% to approximately 43.3%, (b) the collective book value as of June 30, 2002, of the shares of Chesapeake common stock held by Chesapeake’s current officers and directors, as a group, will decrease from $9,016,254 (non beneficial) on a historical basis to approximately $8,660,349 on a pro forma basis, and (c) the collective pro rata interest of Chesapeake’s current officers and directors, as a group, in the net income of Chesapeake for the year ended December 31, 2001, will increase from $1,067,714 on a historical basis (based on the number of shares beneficially owned by such officers and directors as of the record date) to approximately $1,103,821 on a pro forma basis (based on the number of shares Chesapeake anticipates such officers and directors to beneficially own immediately after the merger). For a description of the assumptions Chesapeake used in determining the numbers of shares and related percentages that Chesapeake expects to be held by current officers and directors immediately after the merger, please see footnotes (1) and (2) under “The Parties—Beneficial Ownership of Securities of Chesapeake.”

Conduct of Chesapeake’s Business After the Merger

Following the merger, Chesapeake and its subsidiaries, including Chesapeake Bank, will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will the executive officers and directors of Chespeake after the merger. The articles of incorporation and bylaws of Chesapeake will remain in effect and unchanged by the merger. The deposits of Chesapeake Bank will continue to be insured by the FDIC, and Chesapeake and Chesapeake Bank will continue to be regulated by the same bank regulatory agencies as before the merger.

Chesapeake believes that there are significant advantages in becoming a private company, and Chesapeake plans to avail itself of any opportunities it may have as a private company, including, but not limited to, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there exists the possibility that Chesapeake may enter into such an arrangement or transaction in the future and the remaining shareholders of Chesapeake may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out shareholders in the merger.

Other than as described in this proxy statement, neither Chesapeake nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

The shares of Chesapeake common stock converted in the merger into the right to receive $27.00 cash will, after the merger, be included in Chesapeake’s authorized but unissued shares and would be available for issuance in the future.

Fees and Expenses

Chesapeake estimates that merger related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, will total approximately $150,000, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
Advisory fees and expenses	$45,000
Legal fees and expenses	70,000
Accounting fees and expenses	10,000
SEC filing fee	182
Printing, solicitation and mailing costs	7,000
Miscellaneous expenses	17,818

Total	$150,000

Anticipated Accounting Treatment

Chesapeake anticipates that it will account for the purchase of outstanding Chesapeake common stock in the merger from shareholders as a treasury stock transaction.

U.S. Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to Chesapeake and its shareholders resulting from the merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to shareholders who received Chesapeake common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

For federal income tax purposes, it is intended that neither Chesapeake nor merger subsidiary will recognize gain or loss for federal or state income tax purposes as a result of the merger.

Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

Federal income tax consequences to shareholders who are not cashed out in the merger.    If you (1) continue to hold Chesapeake common stock immediately after the merger, and (2) you receive no cash as a result of the merger, you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your Chesapeake common stock as you had in such stock immediately prior to the merger.

Federal income tax consequences to shareholders who both receive cash and are considered to continue to own Chesapeake common stock after the merger for federal income tax purposes.    In some instances you may be entitled to receive cash in the merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the merger and to continue to hold shares after the merger.

If you both receive cash as a result of the merger and are considered to continue to hold Chesapeake common stock immediately after the merger for Federal income tax purposes, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Chesapeake common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the merger. In determining whether you continue to hold stock immediately after the merger, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Chesapeake common stock held immediately after the merger will be equal to your aggregate adjusted tax basis in your shares of Chesapeake common stock held immediately prior to the merger, increased by any gain recognized in the merger, and decreased by the amount of cash received in the merger.

Any gain recognized in the merger will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Chesapeake’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. If you or, a person or entity related to you, continues to hold Chesapeake common stock immediately after the merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Federal income tax consequences to cashed-out shareholders who do not continue to own Chesapeake common stock after the merger.    If you receive cash as a result of the merger but do not continue to hold Chesapeake common stock immediately after the merger, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold Chesapeake common stock immediately after the merger, as explained below.

If you (1) receive cash in exchange for Chesapeake common stock as a result of the merger but do not continue to hold Chesapeake common stock immediately after the merger, and (2) you are not related to any person or entity which holds Chesapeake common stock immediately after the merger, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

If you are related to a person or entity who continues to hold Chesapeake common stock immediately after the merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for Chesapeake common stock to be treated first as ordinary dividend income to the extent of your ratable share of Chesapeake’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold Chesapeake common stock immediately after the merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Capital Gain And Loss.    For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding.    Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the merger. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. Federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Regulatory Requirements

In connection with the merger, Chesapeake will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

•
filing of articles of merger with the State Corporation Commission of the Commonwealth of Virginia in accordance with the Virginia Stock Corporation Act after the approval of the merger agreement by Chesapeake’s shareholders; and

•
complying with federal and state securities laws, including Chesapeake’s and merger subsidiary’s filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

Dissenters’ Rights

Shareholders of record have the right to dissent from this merger and demand their fair value for shares.

The following summarizes the Virginia law of dissenters’ rights. Chapter 9, Article 15 of the Virginia Stock Corporation Act governs dissenters’ rights and applies to this merger only with regard to Virginia Financial shareholders. A copy of Article 15 is attached as Annex C to this proxy statement.

Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent (as described below).

A shareholder entitled to vote on approval of this merger will be entitled to have the fair value of their shares immediately prior to the consummation of the merger, paid in cash, together with accrued interest, if any, by complying with the provisions of Article 15 of the Virginia Stock Corporation Act. Under Article 15, the determination of the fair value of a dissenter’s shares would exclude any appreciation or depreciation in the value of such shares in anticipation of the merger, unless the exclusion would be inequitable.

A shareholder who desires to exercise their dissenter’s rights must deliver a written notice and cannot vote for this merger.    Voting for approval of this merger will amount to a waiver of such shareholder’s dissenter’s rights and will nullify any written notice of an intent to demand payment. A written notice of such dissenting shareholder’s intent to demand payment for their shares must be delivered to Chesapeake before the taking of the vote on approval of this merger. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of this merger. Voting against, abstaining from voting, or failing to vote on approval of this merger will not constitute written notice of intent to demand payment.

A record shareholder may assert dissenter’s rights as to less than all of the shares registered in the holder’s name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies Chesapeake in writing of the name and address of each person on whose behalf the holder is asserting dissenter’s rights. The rights of a partial dissenter under Article 15 are determined as if the dissenting shares and the holder’s other shares were registered in the names of different shareholders.

A beneficial shareholder may assert dissenter’s rights as to shares held by such holder’s behalf only if such holder:

•	Delivers to Chesapeake’s board of directors the record holder’s written consent to the dissent not later than the time the beneficial holder asserts dissenter’s rights; and

•	Makes such delivery with respect to all shares of which such holder is the beneficial holder or over which such holder has the power to direct the vote.

After the merger, Chesapeake will, within ten (10) days after the effective date, deliver a dissenters’ notice to all holders who satisfied the foregoing requirements. This notice will:

•	State where payment demand is to be sent and where and when certificates for dissenting shares are to be deposited;

•
Supply a form for demanding payment that includes the date of the first announcement to news media of this merger, September 3, 2002, and requires that the person asserting dissenters’ rights certify whether or not such person acquired beneficial ownership of such person’s dissenting shares before or after such date;

•	Set a date by which Chesapeake must receive the payment demand, which date may not be less than thirty (30) nor more than sixty (60) days after the date of delivery of the dissenters’ notice; and

•	Be accompanied by a copy of Article 15.

A shareholder sent a dissenters’ notice must demand payment, certify that such holder acquired beneficial ownership of such holder’s dissenting shares before, on or after September 3, 2002, and deposit the certificates representing such holder’s dissenting shares per the dissenters’ notice. A shareholder who deposits such holder’s shares as described in the dissenters’ notice retains all other rights as a holder except to the extent such rights are cancelled or modified by the consummation of this merger. A shareholder who does not demand payment and deposit their share certificates where required, each by the date set forth in the dissenters’ notice, is not entitled to payment for such holder’s shares under Article 15.

Except as provided below with respect to after-acquired shares, within thirty (30) days after receipt of a payment demand, Chesapeake must pay the dissenter the amount that Chesapeake estimates to be the fair value of the dissenter’s shares, plus interest, if any. The obligation of Chesapeake to make such payment may be enforced by the Circuit Court for the County of Lancaster, Virginia, or, at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has the office. The payment by Chesapeake will be accompanied by the following:

•
Chesapeake’s balance sheet as of the end of a fiscal year ended not more than sixteen months before the Effective Date, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	An explanation of how Chesapeake estimated the fair value of the dissenting shares and how the interest, if any, was calculated;

•	A statement of the dissenter’s right to demand payment as described below; and

•	A copy of Article 15.

Chesapeake may elect to withhold payment from a dissenter who was not the beneficial owner of the dissenting shares on September 3, 2002, in which case Chesapeake will estimate the fair value of such after-acquired shares, plus interest, if any, and will offer to pay such amount to each dissenter who agrees to accept it in full satisfaction of such dissenter’s demand. Chesapeake will send with such offer an explanation of how it estimated the fair value of the shares and of how the interest, if any, was calculated, and a statement of the dissenter’s right to demand payment as described below.

Within thirty (30) days after Chesapeake makes or offers payment as described above, a dissenter may notify Chesapeake in writing of the dissenter’s own estimate of the fair value of the dissenting shares and the amount of interest due, if any, and demand payment of such estimate, less any payment by Chesapeake, or reject Chesapeake’s offer and demand payment of such estimate.

If any such demand for payment remains unsettled, within sixty (60) days after receiving the payment demand, Chesapeake will petition the Circuit Court for the County of Lancaster, Virginia, to determine the fair value of the shares and the interest, if any, and make all dissenters whose demands remain unsettled parties to such proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to such proceeding is entitled to a judgment for:

•	The amount, if any, by which the court finds that the fair value of the dissenting shares, plus interest, if any, exceeds the amount paid by Chesapeake; or

•	The fair value, plus interest, if any, of the dissenter’s after-acquired shares for which Chesapeake elected to withhold payment.

The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and assess the costs against Chesapeake or against any dissenters the court finds did not act in good faith in demanding payment.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following summary of historical consolidated financial data was derived from Chesapeake’s audited consolidated financial statements as of and for each of the years ended December 31, 2001, 2000 and 1999 and from Chesapeake’s unaudited interim consolidated financial statements as of and for the six months ended June 30, 2002 and 2001. The income statement data for the six months ended June 30, 2002 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Chesapeake and other financial information, including the notes thereto, contained in Chesapeake’s Annual Report on Form 10-KSB for the year ended December 31, 2001 and Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, which information is incorporated by reference in this proxy statement. See “Where You can Find More Information” on page     and “Documents Incorporated by Reference,” on page     .

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in thousands except ratios and per share amounts)
Results of Operations:
Interest income	$7,784	$8,594	$16,850	$15,667	$13,423
Interest expense	2,691	4,160	7,524	7,871	6,174
Net interest income	5,093	4,434	9,326	7,796	7,249
Provision for loan losses	455	323	697	405	211
Net interest income after provision for loan losses	4,638	4,112	8,629	7,391	7,038
Noninterest income	3,225	2,649	5,790	5,140	4,524
Noninterest expenses	5,862	5,055	10,845	9,581	8,811
Income before tax	2,001	1,706	3,574	2,950	2,751
Income tax expense	554	441	934	722	690
Net income	$1,447	$1,265	$2,640	$2,228	$2,061

Financial Condition:
Total assets	$266,135	$234,433	$245,004	$224,213	$197,435
Total deposits	230,150	202,168	211,817	194,044	174,823
Net loans	181,059	161,527	166,475	156,331	130,640
Note payable	776	807	792	822	848
Shareholders’ Equity	22,454	19,605	20,575	18,330	15,513
Average assets	256,862	229,146	233,289	211,055	187,429
Average shareholders’ equity	20,776	18,495	19,099	16,705	15,339

Key Financial Ratios:
Return on average assets	1.13%	1.10%	1.13%	1.06%	1.10%
Return on average equity	13.93%	13.68%	13.82%	13.34%	13.44%
Dividends paid as a percent of net income	21.11%	21.58%	21.2%	22.1%	19.73%

Per Share Data
Net income basic	$1.14	$1.02	$2.12	$1.81	$1.67
Net income, diluted	1.12	1.00	2.07	1.76	1.60
Cash dividends declared	0.24	0.22	45	40	33
Book value	17.48	15.71	16.39	14.90	12.65

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of June 30, 2002 and the unaudited pro forma consolidated income statements for the year ended December 31, 2001, and the six months ended June 30, 2002, give effect to the following:

•
We have assumed that the merger occurred as of June 30, 2002, for purposes of the consolidated balance sheet, and as of January 1, 2001, and January 1, 2002, respectively, with respect to the consolidated income statements for the year ended December 31, 2001, and the six months ended June 30, 2002.

•
We have assumed that a total of 73,299 shares are cashed out in the merger at a price of $27.00 per share for a total of $1,979,073. Additionally, we have assumed that we have incurred or will incur $150,000 in costs and expenses relating to the merger.

•
We have assumed that all of the cash required to consummate the merger (other than for payment of expenses, which we have assumed to be funded entirely out of working capital of Chesapeake) will be funded through borrowings under a credit arrangement with SunTrust Bank as described under “Special Factors—The Effects on Chesapeake.”

•	We have not reflected the anticipated special cost savings, estimated to be approximately $75,600 per year that we expect as a result of the merger.

The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of Chesapeake included in our Annual Report on Form 10-KSB for the year ended December 31, 2001 and our Quarterly Report on Form 10-QSB as amended for the quarter ended June 30, 2002, which are incorporated in this proxy statement by reference.

PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2002
(Unaudited)

	As of June 30, 2002
	Historical		Pro forma Adjustments	Pro forma Combined
	(Unaudited)
ASSETS:
Cash and due from banks	$12,868,586	(3)	$(150,000)	$12,718,586
Securities available for sale
U.S. Government agencies (book value of $24,234,601)	24,566,526			24,566,526
Obligations of state and political subdivisions (book value of $16,612,883)	16,791,925			16,791,925
Other securities (book value $1,535,451-2002)	2,581,673			2,581,673
Loans	183,860,931			183,860,931
Less: allowance for loan loss	(2,802,001)			(2,802,001)
Net loans	181,058,930			181,058,930
Bank premises and equipment, net	7,236,930			7,236,930
Accrued interest receivable	1,310,738			1,310,738
Business manager assets	14,001,408			14,001,408
Other assets	5,717,917			5,717,917

Total assets	$266,134,633		$(150,000)	$265,984,633

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits:
Noninterest bearing deposits	$38,545,950			$38,545,950
Savings and interest bearing deposits	88,429,434			88,429,434
Certificates of deposits	103,174,868			103,174,868
Total deposits	230,150,252			230,150,252
Federal funds purchased and FHLB borrowing	10,986,749			10,986,749
Accrued interest payable	225,029			225,029
Other liabilities	1,542,097			1,542,097
Note payable	776,376	(1)	1,979,073	2,755,449

Total liabilities	$243,680,503		$1,979,073	$245,659,576
Commitments	—		—	—
Shareholders’ equity:
Preferred stock	$—		$—	$—
Common stock, nonvoting	—		—	—
Common stock, voting, par value $5 per share, authorized 2,000,000 shares; issued and outstanding 1,284,198 at June 30, 2002 and 1,210,899 as adjusted	6,420,990		(366,495)	6,054,495
Paid in capital	310,383	(2)	(310,383)	0
Unrealized gains on securities available for sale	1,027,745			1,027,745
Retained earnings	14,695,012	(2)	(1,452,195)	13,242,817

Total shareholders’ equity	$22,454,130		$(2,129,073)	$20,325,057

Total liabilities and shareholders’ equity	$266,134,633		$(150,000)	$265,984,633

(1)	Borrowing to finance stock buy-back (73,299 shares @ $27).
(2)	Retirement of repurchased shares with $5 par value.
(3)	Filing and merger costs.

PRO FORMA CONSOLIDATED INCOME STATEMENT
YEAR ENDED DECEMBER 31, 2001

	Year Ended December 31, 2001:
	Historical		Year-Ended: Pro Forma Adjustments	Pro Forma Combined
			(Unaudited)
Interest Income:
Interest and fees on loans	$14,501,980			$14,501,980
Interest on federal funds sold	116,514			116,514
Interest on obligations of U.S. agency obligations and other	1,394,867			1,394,867
Interest on obligations of state and political subdivisions	837,017			837,017

Total interest income	16,850,378			16,850,378

Interest Expense:
Interest on savings and interest bearing deposits	1,692,610			1,692,610
Interest on certificates of deposit	5,440,099			5,440,099
Interest on federal funds purchased	347,050			347,050
Other interest expense	44,452	(1)	$(94,006)	138,458

Total interest expense	7,524,211			7,618,217
Net interest income	9,326,167			9,232,161
Provision for loan loss	696,664			696,664

Net interest income after provision for loan losses	8,629,503			8,535,497

Non-interest Income:
Income from fiduciary activities	1,097,876			1,097,876
Service charges on deposit accounts	823,583			823,583
Securities gains (losses), net	(1,625)			(1,625)
Other income	3,870,287			3,870,287

Total non-interest income	5,790,121			5,790,121

Non-interest Expense:
Salaries and employee benefits	4,943,204			4,943,204
Occupancy expenses	1,803,340			1,803,340
Other expenses	4,098,846			4,098,846
Total non-interest expense	10,845,390			10,845,390
Income before income taxes	3,574,234			3,480,228
Applicable income taxes	933,805	(2)	(24,564)	909,241
Net income	$2,640,429			$2,570,987

Earnings per share, primary	$2.12			$2.20
Earnings per share, assuming dilution	$2.07			$2.14

(1)	Interest expense on debt to finance buy-back of stock ($ at 4.75%)
(2)	Tax effect on interest expense (effective rate of 26.13%).

PRO FORMA CONSOLIDATED STATEMENT OF INCOME
JUNE 30, 2002
(Unaudited)

	Six Months Ended June 30, 2002:
	Historical		Pro Forma Adjustments	Pro Forma Combined
			(Unaudited)
Interest Income:
Interest and fees on loans	$6,596,528			$6,596,528
Interest on federal funds sold	86,296			86,296
Interest on time deposits with banks	4,075			4,075
Interest on obligations of U.S. agency obligations	650,066			650,066
Interest on obligations of state and political subdivisions	447,390			447,390

Total interest income	7,784,355			7,784,355

Interest Expense:
Interest on savings and interest bearing deposits	633,326			633,326
Interest on certificates of deposit	1,916,684			1,916,684
Interest on federal funds purchased	119,375			119,375
Other interest expense	21,601	(1)	$47,003	68,604

Total interest expense	2,690,986			2,737,989
Net interest income	5,093,369			5,046,366
Provision for loan loss	454,500			454,500

Net interest income after provision for loan losses	4,638,869			4,591,866

Non-interest Income:
Income from fiduciary activities	496,219			496,219
Service charges on deposit accounts	431,031			431,031
Securities gains (losses), net	(2,335)			(2,335)
Merchant card income	511,434			511,434
ATM income	152,126			152,126
Business manager income	1,239,210			1,239,210
Other income	396,972			396,972

Total non-interest income	3,224,657			3,224,657

Non-interest Expense:
Salaries	2,155,175			2,155,175
Employee benefits	421,779			421,779
Occupancy expenses	915,896			915,896
Merchant card expense	446,040			446,040
ATM expense	141,604			141,604
Business manager expense	403,351			403,351
Other expenses	1,378,597			1,378,597

Total non-interest expense	5,862,442			5,862,442
Income before income taxes	2,001,084			1,954,081
Applicable income taxes	554,096	(2)	(13,015)	541,081
Net income	$1,446,988			$1,413,000

Earnings per share, basic	$1.14			$1.18
Earnings per share, assuming dilution	$1.12			$1.1

(1)	Interest expense on debt to finance buy-back of stock ($ at 4.75%).
(2)	Tax effect on interest expense (effective rate of 27.69%).

Market Prices and Dividend Information

Chesapeake’s common stock is quoted on the OTC Bulletin Board under the symbol “CPKF”. The table below sets forth the high and low sales prices for the common stock from January 1, 2000, through October     , 2002, as reported by the OTC Bulletin Board, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	High	Low	Dividends Declared
2002
First Quarter	$23.00	$20.25	$0.12
Second Quarter	23.50	21.10	0.12
Third Quarter	27.00	22.15	0.12
Fourth Quarter (through October )
2001
First Quarter	$15.50	$13.50	$0.11
Second Quarter	19.75	15.50	0.11
Third Quarter	21.00	19.25	0.11
Fourth Quarter	22.25	20.10	0.12
2000
First Quarter	$21.00	$18.00	$0.10
Second Quarter	18.50	17.25	0.10
Third Quarter	17.50	14.125	0.10
Fourth Quarter	15.75	13.75	0.10

The Chesapeake board of directors, in its discretion, will determine whether to declare and pay dividends in the future. In view of the relatively small percentage of outstanding shares being repurchased in the merger, the board of directors does not anticipate that the merger will have a material effect on Chesapeake’s dividend policy. However, any future declaration and payment of dividends will depend upon, among other factors, Chesapeake’s results of operations and financial condition, future prospects, regulatory capital requirements, and other factors deemed relevant by the board of directors.

On August 30, 2002, the last business day before the proposed merger was announced, the closing price of our common stock was $22.75. As of the record date 2002, (September 15, 2002), we had 461 shareholders of record.

Chesapeake Common Stock Purchase Information

Since January 1, 2000, Chesapeake has purchased its common stock through its stock repurchase program. The following table provides certain information concerning those repurchases.

Year	Number of Shares Repurchased	Price Range	Average Price
2002	0	—	—
2001	600	$15.00 to $15.50	$15.25
2000	15,476	$15.00 to $20.50	$18.34

THE PARTIES

Chesapeake Financial Shares

Chesapeake is an independent, community owned financial services holding company based in Kilmarnock, Virginia. Chesapeake was incorporated under the laws of the Commonwealth of Virginia in 1982 in connection with the reorganization of Chesapeake Bank (organized in 1900) into a one-bank holding company structure. Chesapeake conducts substantially all of its business activities through its wholly-owned subsidiaries—Chesapeake Bank and Chesapeake Investment Group, Inc. Chesapeake Investment Group, Inc. has as its subsidiaries Chesapeake Financial Group, Inc., Chesapeake Insurance Agency, Inc., d/b/a Chesapeake Investment Services, and Chesapeake Trust Company.

Chesapeake Bank is a full-service commercial bank incorporated under the laws of the Commonwealth of Virginia and traces its origins back to 1900. It has grown to provide a full range of banking and related financial services, including checking, savings, certificates of deposit and other depository services; commercial, residential real estate and consumer loan services; and safekeeping services. Other products include Touch Tone Teller, 24 hour access services, internet banking with online bill payment, and check imaging. Chesapeake Bank is a member of the Federal Reserve System and the Bank Insurance Fund of the Federal Deposit Insurance Corporation insures its deposits.

Chesapeake Bank operates nine banking offices and eleven ATMs. Its existing market area covers most of the area north of the Rappahannock River and south of the Potomac River known as the “Northern Neck”, the area bounded on the south by the York River and on the north by the Rappahannock River, known as the “Middle Peninsula”, and the Williamsburg area north of the James River.

Chesapeake Financial Group, Inc. opened for business at the end of 1998. It offers portfolio management coupled with highly customized service to high net worth individuals and institutions. Chesapeake Investment Services offers annuity products (fixed and variable), mutual funds and discount brokerage products. Chesapeake Bank transferred a significant portion of its Trust Department’s business to Chesapeake Trust Company as part of a corporate restructuring that was completed in the first quarter of 2001.

Security Ownership Of Management

The following table presents information about the beneficial ownership of Chesapeake common stock as of the record date (September 15, 2002) by each director and executive officer of Chesapeake, and by all directors and executive officers of Chesapeake. It also shows their anticipated beneficial ownership after the merger as a group.

Name	Number of Shares Beneficially Owned as of September 15, 2002(1)		Percentage of Class(2)	Percentage of Class (Pro Forma)(2)
T. Nash Broaddus	25,698		2.0%	2.1%
Eugene S. Hudnall, Jr.	9,901		*	*
John M. Hunt	46,396		*	*
Douglas D. Monroe, Jr.	310,361	(3)(4)	24.0%	25.4%
Katherine W. Monroe	57,698	(4)	4.5%	4.8%
Bruce P. Robertson	1,505		*	*
William F. Shumadine, Jr.	10,043		*	*
Robert L. Stephens	15,290		1.2%	1.3%
Jeffrey M. Szyperski	59,051	(5)	4.6%	4.8%
All directors and executive officers as a group (9 persons)	535,943		40.9%	43.3%

*	Represents less than 1.0% of the total outstanding shares of common stock.
(1)
For purposes of this table, a person is deemed to be the beneficial owner of shares of Chesapeake’s common stock if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose of or to direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)
The percentage of class represents the number of shares beneficially owned as a percentage of all outstanding shares of Chesapeake stock plus all exercisable stock options issued to directors and executive officers of Chesapeake. The pro forma percentages reflect the percentages of the class that each such person is anticipated to hold after giving effect to the merger, assuming that approximately shares are cashed out in the merger.

(3)
Includes: (i) 47,884 shares which are held jointly with his wife Katherine W. Monroe (see footnote (4) below); (ii) 11,640 shares that may be acquired pursuant to presently exercisable stock options; and (iii) 15,840 shares held in trust for which he serves as joint trustee.

(4)
Douglas D. Monroe, Jr., and Katherine W. Monroe are husband and wife. Mr. Monroe has sole voting power over 234,997 shares of common stock. Mrs. Monroe has sole voting power over 57,698 shares. Mr. and Mrs. Monroe share voting power over 47,884 shares, which are reflected in Mr. Monroe’s stock ownership information in order to avoid double counting. In the aggregate, Mr. and Mrs. Monroe beneficially own 368,059 shares of common stock.

(5)
Includes: (i) 14,140 shares which are held by Mr. Szyperski’s spouse; (ii) 11,640 shares that may be acquired pursuant to presently exercisable stock options; and (iii) 23,040 shares held in trust for his children, nieces, and nephews for which he has a proxy to vote those shares.

Directors and Officers of Chesapeake

The following table provides certain information for each director and principal officer of Chesapeake.

Name (Age)	Director Since	Principal Occupation For the Last Five Years
T. Nash Broaddus (83)	1988	Chairman Emeritus since 2001 and former Chief Executive Officer, Prodesco, Inc., a textile manufacturer, Perkasie, Pennsylvania
Eugene S. Hudnall, Jr. (63)	1983	Chairman of the Board of Directors since 2001 and former President, George Noblett, Inc., a major appliance dealer, mechanical contractor, and propane gas dealer, Kilmarnock, Virginia
Douglas D. Monroe, Jr. (69)	1982	Chairman of the Board & Chief Executive Officer of Chesapeake; Chairman Emeritus of Chesapeake Bank since 2001
Katherine W. Monroe (69)	1985	A licensed real estate agent; Treasurer of Chesapeake
Bruce P. Robertson (57)	1999	President, Shirley Pewter Shops, Inc. and The Porcelain Collector of Williamsburg, Ltd., Williamsburg, Virginia
William F. Shumadine, Jr. (58)	1997	Managing Director, Lowe, Brockenbrough & Co., Inc., registered investment advisor, Richmond, Virginia
Robert L. Stephens (70)	1985	Retired; Former Owner, The Tides Inn, Inc. a resort & conference center in Irvington, Virginia
Jeffrey M. Szyperski (41)	1999	President of Chesapeake; Chairman of the Board of Directors, President & Chief Executive Officer of Chesapeake Bank

The following is information on the executive officers of Chesapeake who are not also directors of Chesapeake.

John H. Hunt, II, 55	Senior Vice President, Chief Financial Officer and Secretary of Chesapeake and Chesapeake Bank

Except as set forth below, there are no family relationships among any of the directors or principal officers. Douglas D. Monroe, Jr. and Katherine W. Monroe are husband and wife and Mr. Szyperski is the son-in-law of Mr. and Mrs. Monroe. None of the directors currently serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. The business address and telephone number of each director and executive officer is c/o Chesapeake Financial Shares, Inc., 97 North Main Street, Kilmarnock, Virginia 22482 (804) 435-1181.

Chesapeake Merger Corporation

Chesapeake Merger Corporation, or the merger subsidiary, is a recently-formed Virginia corporation. It was organized as a wholly-owned subsidiary of Chesapeake for the sole purpose of facilitating the merger. It has engaged in no business activities and has no assets or liabilities of any kind, other than those incident to its formation. The merger subsidiary does not own any shares of Chesapeake common stock, nor will it acquire any such shares before the merger. Its existence will cease upon consummation of the merger. The address and telephone number of principal offices of the merger subsidiary are the same as Chesapeake’s.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this proxy statement and related annexes before deciding how to vote at the special meeting.

Structure of the Merger

Chesapeake Merger Corp, Chesapeake’s wholly-owned subsidiary formed for the sole purpose of effecting the merger, will be merged with and into Chesapeake, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the Chesapeake shareholders and the satisfaction of other conditions to the merger.

Conversion of Shares in the Merger

The merger agreement provides that, at the effective date of the merger:

•
all outstanding shares of Chesapeake common stock, whether record shares (as defined below) or street shares (as defined below), held of record by a holder (as defined below) holding fewer than 500 shares of Chesapeake stock immediately prior to the effective date shall, without any action on the part of the holder thereof, be converted into the right to receive cash equal to $27.00 per share (the “merger consideration”). Chesapeake may presume that all street shares are held by holders holding fewer than 500 shares immediately prior to the effective date unless a beneficial owner of street shares is able to demonstrate to Chesapeake’s satisfaction that such shares are held beneficially by a holder holding 500 or more shares immediately prior to the merge date. In that case, such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the merger;

•
all outstanding shares of Chesapeake common stock other than those described above as being converted into the right to receive the merger consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the merger; and

•	the outstanding shares of merger subsidiary shall, without any action on the part of the holder thereof, be canceled.

The merger agreement further provides that

•
no holder holding, of record or beneficially, immediately prior to the merger 500 or more shares (including any combination of record shares or street shares) in the aggregate shall be entitled to receive any merger consideration with respect to the shares so held; and

•
it is a condition precedent to the right of any holder to receive the merger consideration, if any, payable with respect to the shares held by such holder that such holder certify to Chesapeake in the letter of transmittal delivered by Chesapeake as described below that such holder held, of record and beneficially, immediately prior to the merger fewer than 500 shares (including any combination of record shares, street shares and Trust Department shares) in the aggregate.

For purposes of the merger agreement:

•
the term “record shares” means shares of Chesapeake stock other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of Chesapeake;

•
the term “street shares” means shares of Chesapeake stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

•	the term “holder” means

(a)  any record holder or holders of record shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single “person” for purposes of determining the number of record shareholders of Chesapeake, and

(b)  any other person or persons who would be deemed to be a “holder” under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

The merger agreement provides that Chesapeake (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

•
resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the merger. All such determinations by Chesapeake shall be final and binding on all parties, and no person or entity shall have any recourse against Chesapeake or any other person or entity with respect thereto.

For purposes of the above provisions, Chesapeake may in its sole discretion, but shall not have any obligation to do so,

•
presume that any shares of Chesapeake common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•
aggregate the shares held (whether of record or beneficially) by any person or persons that Chesapeake determines to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

•
In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

•
Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

•	Securities held by two or more persons as co-owners shall be included as held by one person.

•
Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Exchange of Certificates

The merger agreement provides that promptly after the merger, Chesapeake will mail to each holder of a certificate or certificates which immediately prior to the merger evidenced outstanding shares that appear, based on information available to Chesapeake, may have been converted into the right to receive the merger consideration (other than shares as to which rights of dissent have been perfected) (“Certificates”), a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as Chesapeake may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Chesapeake) and instructions to effect the surrender of the Certificates in exchange for the merger consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to Chesapeake, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 500 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the above provisions of the merger agreement, be entitled to receive in exchange the merger consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of Chesapeake, the merger consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to Chesapeake, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from Chesapeake. Letters of transmittal will be mailed soon after the merger is completed.

Timing of Closing

If the merger agreement is approved by the Chesapeake shareholders, the merger closing will take place as soon as practicable after the special meeting, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, articles of merger will be filed with the Virginia State Corporation Commission. The merger will become effective on the date and at the time specified on the certificate of merger.

Directors and Officers

The merger agreement provides that the directors and executive officers of Chesapeake immediately prior to the merger shall be the directors and executive officers of Chesapeake, as the surviving corporation, immediately after the merger.

Articles of Incorporation and Bylaws

The merger agreement provides that the articles of incorporation and bylaws of Chesapeake in effect immediately prior to the merger shall be the articles of incorporation and bylaws of Chesapeake, as the surviving corporation, immediately after the merger.

Employee Stock Options

The outstanding options to acquire Chesapeake common stock held by employees of Chesapeake and its subsidiaries will continue to be outstanding after the merger. As of the record date, there were options outstanding to purchase 90,720 shares of Chesapeake common stock, all of which have exercise prices that are below the $27.00 cash consideration to be paid in the merger to shareholders owning fewer than 500 shares. Chesapeake granted these options as incentive compensation for services to Chesapeake. Of those options, Chesapeake expects 43,720 to be vested and exercisable as of the date of the merger. Holders of options not exercised before the merger will hold stock options in Chesapeake as a private company with limited liquidity. They will benefit from any future appreciation in the value of Chesapeake after the merger and will assume the risk of any future downturns in the business of Chesapeake after the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Chesapeake and merger subsidiary regarding various matters, including representations by as to the enforceability of the merger agreement.

Conditions to the Completion of the Merger

The obligations of Chesapeake and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

•	approval of the merger agreement by the holders of at least a majority of our outstanding shares;

•	the aggregate cost of the shares to be converted into cash in the merger and dissenting shares does not exceed $3.2 million;

•	our receipt of adequate financing for the merger; and

•	no litigation is pending regarding the merger.

Termination of Merger Agreement

The merger agreement may be terminated by either Chesapeake or merger subsidiary at any time prior to closing.

OTHER MATTERS

Management of Chesapeake knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Chesapeake files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Chesapeake, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Chesapeake and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in respect of the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Chesapeake to “incorporate by reference” information into this document. This means that we can disclose important information to you be referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that Chesapeake has filed previously with the SEC. They contain important information about Chesapeake and its financial condition.

•	Chesapeake’s Annual Report on Form 10-KSB for the year ended December 31, 2001.

•	Chesapeake’s Quarterly Report on Form 10-QSB, as amended, for the quarter ended June 30, 2002.

We also incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of Chesapeake’s special meeting.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to John H. Hunt, II, Secretary, at the following address: Chesapeake Financial Shares, Inc., 97 North Main Street, Kilmarnock, Virginia 22482 (804) 435-1181.

These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

John H. Hunt, II Secretary

PROXY

CHESAPEAKE FINANCIAL SHARES, INC.
Kilmarnock, Virginia

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, revoking all prior proxies, hereby appoints T. Nash Broaddus and Eugene S. Hudnall, as attorneys-in-fact and proxies, and each of them with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Chesapeake Financial Shares, Inc. held of record by the undersigned on September 15, 2002 at the Special Meeting of Shareholders to be held at the Chesapeake Bank Operations Center, 35 School Street, Kilmarnock, Virginia at 4:00 p.m. on                      , 2002, or any adjournment thereof, on each of the following matters:

1.  To approve an Agreement and Plan of Merger, dated as of August 30, 2002 (the “merger agreement”), between Chesapeake Financial Shares and Chesapeake Merger Corp., providing for the merger of Chesapeake Merger Corp. with and into Chesapeake upon the terms and conditions set forth in the merger agreement as described in the proxy statement of Chesapeake dated                          , 2002.

FOR ☐	AGAINST ☐	ABSTAIN ☐ (has the same effect as a vote Against)

2.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” proposal number 1. All joint owners MUST sign. This proxy may be revoked at any time prior to its exercise.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign exactly as your name appears hereon When signing as attorney, executor, administrator, trustee.or guardian, please give full title as such.
Dated , 2002

Number of Shares

Signature

Signature (if jointly owned)

PLEASE MARK, SIGN, DATE & RETURN THIS PROXY
PROMPTLY IN ENCLOSED ENVELOPE.

ANNEX A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated effective as of August 30, 2002 (this “Agreement”), is entered into by and between Chesapeake Financial Shares, Inc., a Virginia corporation (the “Company”), and Chesapeake Merger Corp., a Virginia corporation (“Merger Corp.”).

RECITALS

WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the Commonwealth of Virginia, with authorized capital stock consisting of (i) 2,000,000 shares (“Shares”) of voting common stock, $5.00 par value per share (the “Company Stock”), of which 1,284,158 Shares are currently issued and outstanding, (ii) 635,000 shares of non-voting common stock, $5.00 par value per share, none of which are currently issued and outstanding, and (iii) 50,000 shares of preferred stock, $1.00 par value per share, none of which are currently issued and outstanding; and

WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia, with authorized capital stock consisting of 1,000 shares of common stock, $0.01 par value per share (the “Merger Corp. Stock”), of which 1,000 shares are issued and outstanding; and

WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the “Merger”) with the Company surviving the Merger;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

MERGER

1.01.    General.    At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the “Surviving Corporation” whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

1.02.    Name and Organization.    The name of the Surviving Corporation shall remain and thereafter be “Chesapeake Financial Shares, Inc.” The Articles of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

1.03.    Rights and Interests.    At the Effective Time, all rights, franchises, titles and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, titles and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately prior to the Effective Time.

1.04.    Liabilities and Obligations.    Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

1.05.    Directors and Officers.    The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

1.06.    Adoption.    Unless contrary to the laws of the Commonwealth of Virginia or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

ARTICLE II

TERMS OF THE MERGER

2.01.    General.    The manner of exchanging and converting the issued and outstanding shares of Company Stock and Merger Corp. Stock shall be as hereinafter provided in this Article II.

2.02.    Conversion and Cancellation of Stock.    At the Effective Time,

(a)  all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined) or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 500 Shares immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $27.00 per share of Company Stock (the “Merger Consideration”); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 500 Shares immediately prior to the Effective Time unless any of the Company or a beneficial owner of Street Shares is able to demonstrate to the Company’s satisfaction that such shares are held beneficially by a Holder holding 500 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

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(b)  all outstanding shares of Company Stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

(c)  the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled.

In no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 500 or more Shares (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the Shares so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the Shares held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 500 Shares (including any combination of Record Shares and Street Shares) in the aggregate.

For purposes hereof,

(1)  the term “Record Shares” shall mean shares of Company Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

(2)  the term “Street Shares” shall mean shares of Company Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

(3)  the term “Holder” shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single “person” for purposes of determining the number of record shareholders of the Company, and (ii) any other person or persons who would be deemed to be a “Holder” under clause (i) above if the Shares such person holds beneficially in street name were held of record by such person or persons; and

(4)  the term “Cash-Out Shares” shall mean any shares of Company Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.02.

The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder

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of a separate discrete account; and (ii) aggregate the Shares held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of Shares held by such Holder.

2.03    Exchange of Certificates.    (a)  Payment Procedure.    Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares that appear, based on information available to the Company, may have been converted into the right to receive the Merger Consideration (other than Shares as to which rights of dissent have been perfected as provided in Section 2.04) (“Certificates”), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the share transfer records of the Company, the Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(b)  Abandoned Property Laws.    The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c)  Lost, Stolen or Destroyed Certificates.    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such amount as the Company may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Company shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

2.04.    Dissenters Rights.    Shareholders may dissent from the Merger and exercise their dissenters rights pursuant to and subject to the provisions of Article 15 of the Virginia Stock Corporation Act.

ARTICLE III

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE COMPANY

The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

3.01.    Organization, Authorization, etc.    The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Virginia. The Company has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease. The Company is duly qualified or licensed to do business and is in good standing in every state of the United States and other jurisdictions

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where the charter of its business or the nature of its properties makes such qualification or licensing necessary, and the failure to be so qualified, licensed and in good standing would have a material adverse effect on the rights, property or business of the Company. The Company has full corporate power and authority to enter into this Agreement and, subject to the requisite approval of its shareholders, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Company and, subject to such approval, is a valid and binding agreement of the Company in accordance with its terms, subject to laws relating to creditors’ rights generally.

3.02.    Authorized and Outstanding Stock.    The authorized capital stock of the Company consists of (i) 2,000,000 shares of voting common stock, par value $5.00 per share, (ii) 635,000 shares of non-voting common stock, par value $5.00 per share, and (iii) 50,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, (i) 1,284,198 shares of Company Stock are fully paid, validly issued, nonassessable and outstanding, (ii) no shares of non-voting common stock are issued or outstanding, and (iii) no shares of preferred stock are issued or outstanding.

3.03    Consents, Approvals, Filings, etc., of Governmental Authorities.    Neither the business nor operations of the Company requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for (i) such filings with the Securities and Exchange Commission required for “going private” transactions; (ii) filings and approvals required by the Federal Reserve Board, if any, and ; (iii) the filing of this Agreement together with articles of merger with corporate and regulatory authorities, as appropriate.

ARTICLE IV

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF MERGER CORP.

Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

4.01.    Organization, Authorization, etc.    Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and authority to enter into this Agreement and, subject to the approval of its sole shareholder, to consummate the transactions contemplated hereby. Merger Corp. is duly qualified or licensed to do business and is in good standing in every state of the United States and other jurisdictions where the character of its business or the nature of its properties makes such qualification or licensing necessary, and the failure to be so qualified, licensed and in good standing could have a material adverse effect on the rights, property or business of Merger Corp. This Agreement has been duly executed and delivery by Merger Corp. and, subject to such approval, is a valid and binding agreement of Merger Corp. in accordance with its terms, subject to laws relating to creditors’ rights generally.

4.02.    Authorized and Outstanding Stock.    The authorized capital stock of Merger Corp. consists of 1000 shares of common stock, par value $0.01 per share. As of the date hereof, 1,000 shares of Merger Corp. Stock are fully paid, validly issued, nonassessable and outstanding.

4.03    Consents, Approvals, Filings, etc., of Governmental Authorities.    Neither the business nor operations of Merger Corp. requires any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for the filing of this Agreement or articles of merger with corporate and regulatory authorities, as appropriate.

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ARTICLE V

CONDITIONS TO OBLIGATIONS OF MERGER CORP.

The obligations of Merger Corp. to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

5.01.    Litigation.    On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

5.02.    Representations and Warranties.    All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

6.01.    Litigation.    On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

6.02.    Representations and Warranties.    All representations and warranties of Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Merger Corp. shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

6.03.    Shareholder Approval.    This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Company Stock.

6.04.    Financing.    The Company shall have received the proceeds of any and all financing arrangements as the Company may deem necessary or appropriate in connection with the consummation of the transactions contemplated hereby, such financing arrangements to be on terms satisfactory to the Company.

6.05    Dissenting and Cash-Out Shares.    The aggregate dollar amount of Cash-Out Shares and shares of Company Stock held by shareholders who shall have delivered notice of their intent to exercise their dissenters’ rights with respect to the Merger shall not exceed $3,200,000.

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ARTICLE VII

EXPENSES

Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

ARTICLE VIII

CLOSING DATE AND EFFECTIVE TIME

The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The “Closing Date” shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The “Effective Time” is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the State Corporation Commission of Virginia, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the State Corporation Commission of Virginia.

ARTICLE IX

AMENDMENTS

This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto at any time prior to the Effective Time; provided that shareholder approval shall be required for any modification or amendment that (i) alters or changes the amount or kind of consideration to be received in exchange for or on conversion of all or part of the shares of the Company; (ii) alters or changes any term of the articles of incorporation of the Company or Merger Corp.; or (iii) alters or changes any of the terms of this Agreement if such alteration or change would adversely affect the shareholders.

ARTICLE X

TERMINATION

This Agreement may be terminated by either the Company or Merger Corp. at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

ARTICLE XI

NOTICES

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

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If to the Company, at

Chesapeake Financial Shares, Inc.
19 North Main Street
Kilmarnock, Virginia 22482

If to Merger Corp, at

Chesapeake Merger Corp.
19 North Main Street
Kilmarnock, Virginia 22482

ARTICLE XII

MISCELLANEOUS

12.01.    Further Assurances.    Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

12.02.    Severability.    In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

12.03.    Construction.    Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

12.04.    Headings.    The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

12.05.    Multiple Counterparts.    This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.06.    GOVERNING LAW.    THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OR OF ANY STATE.

12.07.    Inurement.    Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

12.08.    Waivers.    No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

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12.09.    Entire Agreement.    This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

CHESAPEAKE FINANCIAL SHARES, INC.

By:	/s/ Douglas D. Monroe, Jr.
Douglas D. Monroe, Jr. Chairman and Chief Executive Officer

CHESAPEAKE MERGER CORP.

By:	/s/ Douglas D. Monroe, Jr.
Douglas D. Monroe, Jr. President and Secretary

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ANNEX B

August 30, 2002

Board of Directors
Chesapeake Financial Shares, Inc.
Kilmarnock, Virginia 22482

Madame and Gentlemen:

You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Chesapeake Financial Shares, Inc. (“Chesapeake”) of the cash consideration to be paid to certain shareholders of Chesapeake’s common stock in connection with a proposed going-private merger transaction of the Company (the “Transaction”) pursuant to and in accordance with the terms of a Merger Agreement (the “Agreement”).

You have advised us that, pursuant to the Agreement, Chesapeake Merger Corp., formed for the sole purpose of effecting the merger, will be merged with and into Chesapeake, which will be the surviving corporation. When the merger becomes effective, each outstanding shareholder owning less than 500 shares of Chesapeake’s common stock (excluding shares held by Chesapeake’s shareholders who have perfected their dissenters’ rights of appraisal) will be converted into the right to receive cash in the amount of $27.00 per share. All other shares not so converted will continue to be outstanding after the merger.

In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) the Proxy Statement; (3) Chesapeake’s annual reports to stockholders and its financial statements for the three years ended December 31, 2001; (4) Chesapeake’s unaudited financial statements for the six months ended June 30, 2002 and 2001, and other internal information relating to Chesapeake prepared by Chesapeake’s management; (5) information regarding the trading market for Chesapeake common stock and the price range within which the stock has traded; (6) certain publicly available business and financial information related to Chesapeake as well as financial forecasts and other information on Chesapeake provided by management; and (7) the consideration to be paid as set forth in the Agreement in relation to, among other things, current and historical market prices of Chesapeake common stock. We have discussed with members of Chesapeake management the background to the Transaction, reasons and basis for the Transaction and the business and future prospects of Chesapeake. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Chesapeake. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Chesapeake. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the consideration to be paid in the Transaction is fair, from a financial point of view, to the shareholders of Chesapeake Common Stock, including both those shareholders who will receive cash in the Transaction and those shareholders who will remain shareholders after the Transaction.

Very truly yours,

SCOTT & STRINGFELLOW, INC.

ANNEX C

CODE OF VIRGINIA
Copyright (c) 2002 by Matthew Bender & Company, Inc.
a member of the LexisNexis Group.
All rights reserved.
*** THIS DOCUMENT IS CURRENT THROUGH THE 2002 REGULAR SESSION ***

TITLE 13.1. CORPORATIONS
CHAPTER 9. VIRGINIA STOCK CORPORATION ACT
ARTICLE 15. DISSENTERS’ RIGHTS

§  13.1-729. Definitions

In this article:

“Corporation” means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, “corporation” means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, “corporation” means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters’ rights on the acquiring corporation.

“Dissenter” means a shareholder who is entitled to dissent from corporate action under § 13.1-730 and who exercises that right when and in the manner required by § § 13.1-732 through 13.1-739.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

“Shareholder” means the record shareholder or the beneficial shareholder.

HISTORY: 1985, c. 522; 1992, c. 575.

§  13.1-730. Right to dissent

A.  A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

1.  Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by §  13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under §  13.1-719;

2.  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3.  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter’s rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

4.  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B.  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C.  Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

1.  The articles of incorporation of the corporation issuing such shares provide otherwise;

2.  In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

a.  Cash;

b.  Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

c.  A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

3.  The transaction to be voted on is an “affiliated transaction” and is not approved by a majority of “disinterested directors” as such terms are defined in § 13.1-725.

D.  The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

1.  The proposed corporate action is abandoned or rescinded;

2.  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

3.  His demand for payment is withdrawn with the written consent of the corporation.

E.  Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under § 501 (c) or § 528 of the Internal Revenue Code and no part of whose income inures or may inure to the

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benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288.

§  13.1-731. Dissent by nominees and beneficial owners

A.  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B.  A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

1.  He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

2.  He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-732. Notice of dissenters’ rights

A.  If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

B.  If corporate action creating dissenters’ rights under § 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 13.1-734.

HISTORY: 1985, c. 522.

§  13.1-733. Notice of intent to demand payment

A.  If proposed corporate action creating dissenters’ rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B.  A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

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HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-734. Dissenters’ notice

A.  If proposed corporate action creating dissenters’ rights under § 13.1-730 is authorized at a shareholders’ meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters’ notice in writing to all shareholders who satisfied the requirements of § 13.1-733.

B.  The dissenters’ notice shall:

1.  State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

2.  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3.  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

4.  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters’ notice; and

5.  Be accompanied by a copy of this article.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-735. Duty to demand payment

A.  A shareholder sent a dissenters’ notice described in § 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters’ notice pursuant to subdivision 3 of subsection B of § 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

B.  The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C.  A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

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§  13.1-736. Share restrictions

A.  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B.  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-737. Payment

A.  Except as provided in §  13.1-738, within thirty days after receipt of a payment demand made pursuant to §  13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation’s principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B.  The payment shall be accompanied by:

1.  The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters’ rights, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2.  An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

3.  A statement of the dissenters’ right to demand payment under §  13.1-739; and

4.  A copy of this article.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-738. After-acquired shares

A.  A corporation may elect to withhold payment required by § 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters’ notice.

B.  To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the

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shares and of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 13.1-739.

HISTORY: 1985, c. 522.

§  13.1-739. Procedure if shareholder dissatisfied with payment or offer

A.  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 13.1-737), or reject the corporation’s offer under § 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under § 13.1-737 or offered under § 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

B.  A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-740. Court action

A.  If a demand for payment under §  13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B.  The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C.  The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D.  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E.  The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

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F.  Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 13.1-738.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

§  13.1-741. Court costs and counsel fees

A.  The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under § 13.1-739.

B.  The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

1.  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of § § 13.1-732 through 13.1-739; or

2.  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D.  In a proceeding commenced under subsection A of § 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

HISTORY: Code 1950, § § 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.

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